Offer to Purchase for Cash All Outstanding Shares of
                        Class A and Class B Common Stock
                                       of
                              CONCORD FABRICS INC.
                                       at
                              $7.875 NET PER SHARE
                                       by
                              CONCORD MERGER CORP.

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON AUGUST 31, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A NUMBER OF SHARES OF CONCORD FABRICS INC. (THE "COMPANY") THAT SHALL CONSTITUTE A MAJORITY OF EACH CLASS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS NOT THEN OWNED BY CONCORD MERGER CORP. ("PURCHASER"), BENEFICIALLY AND OF RECORD (THE "MINIMUM CONDITION"); (2) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE THE SHARES TO BE PURCHASED BY IT AND TO PAY THE FEES AND EXPENSES OF THE OFFER; AND (3) CERTAIN OTHER CONDITIONS, ANY OF WHICH CONDITIONS MAY BE WAIVED BY THE PURCHASER EXCEPT THAT THE MINIMUM CONDITION MAY ONLY BE WAIVED BY PURCHASER WITH THE PRIOR APPROVAL OF THE COMPANY. SEE "INTRODUCTION" AND THE "THE TENDER OFFER - 9. CONDITIONS TO THE OFFER."

                                 -------------

                                    IMPORTANT

      Any stockholder desiring to tender all or any portion of his shares of Class A Common Stock, par value $.50 per share (the "Class A Shares"), or Class B Common Stock, par value $.50 per share (the "Class B Shares" and collectively with the Class A Shares, the "Shares"), of Concord Fabrics Inc. should either
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares," or
(2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

      A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares."

      Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ----------

                      The Dealer Manager for the Offer is:
                        FIRST UNION CAPITAL MARKETS CORP.
                                 August 4, 1999

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

INTRODUCTION                                                                 1

SPECIAL FACTORS                                                              5

      1. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY                  5

      2. THE OFFER AND MERGER; MERGER AGREEMENT                             18

      3. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY         24

      4. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
            LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS          27

      5. MATERIAL FEDERAL INCOME TAX CONSIDERATIONS                         28

THE TENDER OFFER                                                            29

      1. TERMS OF THE OFFER                                                 30

      2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES                      32

      3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES            33

      4. WITHDRAWAL RIGHTS                                                  36

      5. PRICE RANGE OF SHARES; DIVIDENDS                                   37

      6. CERTAIN INFORMATION CONCERNING THE COMPANY                         38

      7. CERTAIN INFORMATION CONCERNING PURCHASER                           43

      8. SOURCES AND AMOUNTS OF FUNDS                                       46

      9. CONDITIONS TO THE OFFER                                            48

      10. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS                       50

      11. FEES AND EXPENSES                                                 51

      12. MISCELLANEOUS                                                     52

SCHEDULE I -      OPINION OF PETER J. SOLOMON COMPANY LIMITED              I-1

SCHEDULE II -     DIRECTORS AND EXECUTIVE OFFICERS OF
                  PURCHASER                                               II-1

SCHEDULE III -    TEXT OF SECTION 262 OF THE GENERAL CORPORATION
                  LAW OF THE STATE OF DELAWARE                           III-1

SCHEDULE IV -     CERTAIN FINANCIAL STATEMENTS OF THE COMPANY             IV-1

To the Holders of Common Stock of Concord Fabrics Inc.:

                                  INTRODUCTION

      Concord Merger Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $.50 per share (the "Class A Shares"), and Class B Common Stock, par value $.50 per share (the "Class B Shares" and together with the Class A Shares, the "Company Common Stock" or the "Shares"), of Concord Fabrics Inc., a Delaware corporation (the "Company"), at $7.875 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

      Purchaser was organized in July 1999 by Alvin Weinstein, Chairman of the Board of the Company, Joan Weinstein, Secretary of the Company and wife of Alvin Weinstein, David Weinstein, President of the Company's Concord House Division and son of Alvin and Joan Weinstein, Jonathan Weinstein, son of Alvin and Joan Weinstein, Peter Weinstein, son of Alvin and Joan Weinstein, and Earl Kramer, President of the Company (collectively, the "Continuing Shareholders"). Alvin and Joan Weinstein collectively own approximately 76% of Purchaser, David, Jonathan and Peter Weinstein each own approximately 7% of Purchaser and Earl Kramer owns approximately 3% of Purchaser. Approximately 55% of the shares of the capital stock of Purchaser owned by Jonathan and Peter Weinstein carry no voting rights; all other outstanding shares of capital stock of Purchaser carry full voting rights. On July 29, 1999, Alvin Weinstein contributed the 1,619,770 Shares owned by him to Purchaser, Joan Weinstein contributed the 120,000 Shares owned by her to Purchaser, David, Jonathan and Peter Weinstein each contributed the 154,576 Shares owned by each of them to Purchaser and Earl Kramer contributed the 78,000 Shares owned by him to Purchaser (collectively, the "Continuing Shareholder Shares"). See "Special Factors - 1. Background of the Offer; Contacts with the Company," "The Tender Offer - 7. Certain Information Concerning the Company."

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 29, 1999 and amended August 3, 1999 (as amended, the "Merger Agreement"), by and between Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Purchaser or the Company will be converted into and represent the right to receive $7.875 in cash or any higher price that may be paid per Share in the Offer, without interest. See "Special Factors - 2. The Offer and Merger; Merger Agreement."

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING

VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST A NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE TOTAL NUMBER OF EACH CLASS OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS NOT THEN OWNED BENEFICIALLY AND OF RECORD BY PURCHASER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE THE SHARES TO BE PURCHASED BY IT AND TO PAY THE FEES AND EXPENSES OF THE OFFER AND THE MERGER AND IS SUBJECT TO THE OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. ALL CONDITIONS MAY BE WAIVED BY THE PURCHASER EXCEPT THAT THE MINIMUM CONDITION MAY ONLY BE WAIVED BY PUCHASER WITH THE PRIOR APPROVAL OF THE COMPANY. SEE "THE TENDER OFFER - 9. CONDITIONS TO THE OFFER" WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

      The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See "The Tender Offer
- 9. Conditions to the Offer." Under the Company's Certificate of Incorporation and the Delaware General Corporation Law ("Delaware Law"), the affirmative vote of the holders of a majority of the outstanding Class A Shares and the affirmative vote of the holders of a majority of the Class B Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, since Purchaser currently owns 1,168,699 Class A Shares and 1,112,799 Class B Shares (consisting entirely of the Continuing Shareholder Shares contributed to it) representing, respectively, approximately 54% of the currently issued and outstanding Class A Shares and approximately 77% of the currently issued and outstanding Class B Shares, Purchaser has sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Purchaser has agreed in the Merger Agreement that if there are not tendered and purchased pursuant to the Offer a sufficient number of Shares to satisfy the Minimum Condition and Purchaser waives such condition with the consent of the Company, Purchaser will vote its Shares in favor of the Merger.

      Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Class A Shares and at least 90% of the then outstanding Class B Shares, the Company and Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Class A Shares and at least 90% of the then outstanding Class B Shares pursuant to the Offer, or otherwise, and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Special Factors - 3. Purpose of the Offer and the Merger; Plans for the Company."

      As of July 30, 1999, there were outstanding 2,169,814 Class A Shares held by approximately 210 holders of record, of which Purchaser owned 1,168,699 shares, or approximately 54 % and there were outstanding 1,444,401 Class B Shares held by approximately 200 holders of record, of which Purchaser owned 1,112,799 shares, or approximately 77%. Accordingly, of the total 3,614,215 Shares outstanding, Purchaser owns 2,281,498 shares or approximately 63%. As of July 30, 1999, options to purchase a total of 325,000 Class A Shares under the Company's option plan (whether or not vested) were outstanding. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 663,058 Class A Shares and 165,802 Class B Shares. Further, if more than 1,193,503 Class A Shares and more than 298,441 Class B Shares are tendered and purchased pursuant to the Offer, Purchaser would own 90% or more of each class of the Shares and could consummate the Merger without a vote of the Company's stockholders. See "Special Factors - 3. Purpose of the Offer and the Merger; Plans for the Company."

      A SPECIAL COMMITTEE OF TWO OF THE COMPANY'S DIRECTORS INDEPENDENT OF PURCHASER AND MANAGEMENT OF THE COMPANY (THE "SPECIAL COMMITTEE") UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") THAT THE COMPANY ENTER INTO THE MERGER AGREEMENT AND THAT THE BOARD APPROVE THE OFFER. THE COMPANY'S ENTIRE BOARD ALSO REVIEWED THE OFFER AND, AFTER RECEIPT OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, CONCLUDED THAT THE OFFER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY OTHER THAN PURCHASER OR ITS AFFILIATES (THE "PUBLIC STOCKHOLDERS"). ACCORDINGLY, THE BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE PUBLIC STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE " - RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS" AND "SPECIAL FACTORS - 1. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY."

      Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of First Union Capital Markets Corp., which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), The ChaseMellon Shareholder Services, LLC (the "Depositary"), and American Stock Transfer & Trust Company (the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See "The Tender Offer - 11. Fees and Expenses."

      The purpose of the Offer is to enable the Continuing Shareholders, through Purchaser, to acquire any and all outstanding Shares and to facilitate the Merger. On July 28, 1999, the closing market price of the Company's Class A Shares was $5.625 per Share and the closing market price of the Company's Class B Shares was $5.625 on July 27, 1999, the last full trading day for the Class B Shares prior to announcement of the terms of the Merger Agreement. Accordingly, the Offer provides an opportunity to existing stockholders of the Company to sell Shares at a significant premium over recent trading prices. See "The Tender Offer - 5. Price Range of Shares; Dividends."

      THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO AN ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

      Information concerning the Company contained herein has been provided by the Company unless otherwise stated.

      Except for the waiver of the Minimum Condition which requires the prior approval of the Company, Purchaser expressly reserves the right to waive any one or more conditions to the Offer. See "Special Factors - 2. The Offer and Merger; Merger Agreement," and "The Tender Offer - 9. Conditions to the Offer."

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

               RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

      The Special Committee unanimously recommended to the Company's Board of Directors that the Company enter into the Merger Agreement and that the Board approve the Offer. The Company's entire Board also reviewed the Offer and the Merger Agreement and, after receipt of the recommendation of the Special Committee, concluded that the Offer and the Merger is advisable and in the best interests of the Company and the Public Stockholders. Accordingly, the Board unanimously has (1) determined that the Merger Agreement is advisable and fair to and in the best interests of the Public Stockholders, (2) approved and adopted the Merger Agreement, including the Merger and the Offer, and recommends that stockholders of the Company accept the Offer, tender their Shares to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger. The Offer is being effected to acquire any and all outstanding Shares and to facilitate the Merger. The Offer allows stockholders to receive cash at a premium over recent trading prices for the Company's Shares. See "The Tender Offer - 5. Price Range of Shares; Dividends," and "Special Factors - 1. Background of the Offer; Contacts with the Company."

      Peter J. Solomon Company Limited ("Peter J. Solomon"), the financial advisor retained by the Company to act as financial advisor to the Special Committee, has delivered to the Special Committee its written opinion dated July 29, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Public Stockholders in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the full text of the opinion of Peter J. Solomon, dated July 29, 1999, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of review undertaken in connection with such opinion, is attached as Schedule I hereto and should be read carefully in its entirety.

                                 SPECIAL FACTORS

             1. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

      Background. Alvin Weinstein, Chairman of the Board of Directors, and his wife own approximately 48%, and together with three of their sons, approximately 61% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock of the Company. Through ownership of approximately 58% of the Class B Common Stock he is able to elect a majority of the Board of Directors of the Company. In the second half of 1998 Mr. Weinstein began a review of the Company's prospects in the light of its position in the United States textile industry, the difficulties facing the Company in the markets it serves, management succession issues facing the Company, the historical trading prices of the Company's common stock on the American Stock Exchange, the thin trading market for the Company's common stock and his own liquidity and estate planning needs. In late 1998, Mr. Weinstein decided that the Company might benefit from the assistance of professional financial advisors in an assessment of the future direction of the Company and various strategies that might enhance shareholder value. To that end, he instructed Bryan Cave LLP ("Bryan Cave"), counsel to the Company, to obtain a confidentiality agreement from Bowles Hollowell Conner ("BHC"), a division of First Union Capital Markets Corp. That confidentiality agreement was signed on December 4, 1998. Thereafter, BHC was given a broad outline of the issues facing the Company and asked to review publicly available information in preparation for a meeting with Mr. Weinstein. During his initial meeting with BHC, it was suggested that his interests and the interests of the minority stockholders might be satisfied by a going private transaction. On February 22, Alvin Weinstein held a teleconference with a BHC representative and a partner of Bryan Cave counsel to the Company. Mr. Weinstein outlined some of the factors that had led him to the assessment he was undertaking. They included the possible future of the Company's two divisions, particularly the difficulties facing the Concord House Division; the Company's financial position; and, his disappointment with the values historically ascribed to the Company's common stock by the stock markets. At the conclusion of the teleconference, it was agreed that BHC would be furnished with additional data in order to facilitate its assessment of strategic options.

      At the suggestion of Alvin Weinstein, on March 4, 1999, a teleconference was held among representatives of BHC, Bryan Cave, Arthur Andersen LLP, accountants to the Company ("Arthur Andersen"), and David Weinstein, President of the Company's Concord House Division and son of Alvin Weinstein, to discuss tax and other implications of various strategic alternatives that might be available to the Company. The alternatives discussed included (i) a going private transaction that would result in the Company being wholly owned by Alvin

Weinstein, members of his family and certain members of management (the "Continuing Shareholders"), (ii) a sale of the Company's Knit Division followed by payment of a partial liquidating dividend with the proceeds, (iii) a sale of the Company's Concord House Division to its management, (iv) a split up of the Company, followed by a sale of one or more of the resulting businesses, and (v) a sale of the entire Company.

      Over the next two weeks, Alvin Weinstein, Joan Weinstein, Secretary of the Company and wife of Alvin Weinstein, and David Weinstein met with the Company's and their personal advisors to consider legal, accounting, financial, tax, and estate planning aspects of the alternatives outlined above. On March 22, 1999, Alvin Weinstein informed the other executive officers of the Company that he had begun to explore strategic alternatives for the Company and discussed the alternatives that had been identified through his informal preliminary discussions with legal, accounting, and financial advisors. He indicated that because of his concerns about the viability of the Concord House Division, management succession issues facing the Knit Division, and his own personal financial requirements, he expected to propose a going private transaction.

      On March 30, 1999, at a regular meeting of the Board, Alvin Weinstein informed the entire Board that he had had informal preliminary meetings with representatives of Bryan Cave, Arthur Andersen and BHC, in order to ascertain what strategic alternatives might be open to the Company in order to enhance shareholder value both near and long term, taking into account the interests of the Continuing Shareholders and the Public Stockholders. Mr. Weinstein told the Board that among the strategic alternatives that had been presented by the advisors were a sale of the entire business, a sale of one or more of the Company's divisions and a going private transaction. He informed the Board that the he would not consider a sale of the entire business of the Company and that his tentative conclusion was that the alternative most likely to provide the Public Stockholders with a valuation better than that which they currently enjoyed and satisfy the long term needs of the Continuing Shareholders would be a going private transaction; provided, that a number of conditions could be satisfied. The principal conditions would be the determination of a fair going private price for the Public Stockholders acceptable to both the Public Stockholders and the Continuing Shareholders and, the financeablity of any going private transaction. At the meeting, the Board authorized the engagement of a professional financial advisor to assist management in determining an appropriate price to offer to the Public Stockholders in a going private transaction and advise with respect to dealings with the holders of the Company's long term debt. In the discussion that followed, Mr. Weinstein stated that he was not currently interested in a sale of the Company nor a sale of any of the divisions. He noted particularly the difficulties with which the Concord House Division had been dealing and stated that he expected it would take two to three years before Concord House could expect to return to its former profitability and that there was no assurance it would ever succeed in doing so, particularly because of the adverse demographics affecting the Division's traditional markets.

      After Mr. Weinstein interviewed BHC and another investment banking firm, on May 19, 1999, BHC was engaged by the Company to assist management in determining an appropriate price to offer to the Public Stockholders in a going private transaction and to advise with respect to dealings with the holders of the Company's long term debt. On May 19, 1999, representatives of BHC met with Alvin Weinstein, Joan Weinstein, David Weinstein, Earl Kramer and Martin Wolfson and representatives of Bryan Cave, and reviewed with them in depth the Company's history, financial and otherwise, structure and future prospects, all with a view to determining an appropriate price to be offered the Company's Public Stockholders in a going private transaction. During that meeting, BHC made a preliminary presentation summarizing its work to date. The presentation discussed various approaches to valuation and included, among other things, an analysis of comparable companies, a discounted cash flow analysis of the Company, a leveraged going private analysis and a premiums paid analysis. BHC noted that it had not identified from publicly available data information for any transactions that in its opinion were sufficiently comparable to aid in the valuation process. BHC informed the Company's management that based on the information made available to them and their analysis of the information, as well as their review and analysis of the Company's stock trading history, historical and projected operating performance, and valuation methodologies discussed above, they had reached a preliminary conclusion that $7.50 per Share (of Class A and Class B Common Stock) would be an appropriate price to offer the Public Stockholders in a going private transaction.

      At a meeting of the Board on May 25, 1999, Alvin Weinstein informed the Board that based upon the preliminary opinion of BHC, he proposed an offer of $7.50 per Share for all shares of Common Stock held by Public Stockholders, provided that the Special Committee agreed that the offered price was fair (the "Initial Proposal"). Mr. Weinstein said that he had met with representatives of Chase Manhattan Bank who had informally advised him that they, alone or together with another bank, would provide the necessary financing to a corporation to be formed by the Continuing Shareholders for the purpose of making the offer. Thereafter, the Board established the Special Committee consisting of Fred Heller and Richard Solar, both of whom are neither employees of, nor consultants to, the Company, Purchaser, or the Continuing Shareholders and had no interest in the proposed transaction other than as holders of non-employee director Company Stock Options and, in one case, as a Public Stockholder. The Special Committee was authorized to consider and take such action, if any, (including, without limitation, negotiation and/or rejection) as the Special Committee may consider appropriate with respect to a proposal by the Continuing Shareholders to acquire all shares of common stock of the Corporation held by the Public Stockholders at a purchase price of $7.50 per share. The Board also authorized the Special Committee to retain, at the expense of the Company, legal counsel and an independent investment banking firm to assist and advise it in its work concerning the Initial Proposal. Before the meeting adjourned, representatives of Bryan Cave reviewed with the members of the Board the duties and responsibilities of the members of the Board and of the Special Committee in connection with the Initial Proposal. They also reviewed the various legal forms by which a going private transaction might be accomplished.

      Following the meeting the Special Committee selected Proskauer Rose LLP ("Proskauer") as its legal counsel. The Special Committee made its determination based on Proskauer's experience and expertise in matters such as those contemplated in the Initial Proposal and its experience in advising other special committees of boards of directors in similar transactions.

      On June 1, 1999, Messrs. Heller and Solar, with the assistance of Proskauer, interviewed four investment banking firms to act as the financial advisor to the Special Committee. Following those interviews, the Special Committee selected Peter J. Solomon Company Limited ("Peter J. Solomon") to act as its financial advisor based on Peter J. Solomon's experience and expertise in matters such as those contemplated in the Initial Proposal, its experience in advising other special committees of boards of directors in similar transactions, its experience in the industry, and the proposed terms of its engagement. During the following two weeks, the Special Committee reviewed and negotiated the terms of an engagement letter with Peter J. Solomon. On June 14, 1999, the Company entered into an engagement letter with Peter J. Solomon, under which Peter J. Solomon was retained by the Company to act as financial advisor to the Special Committee in connection with the Initial Proposal and to render an opinion as to the fairness, from a financial point of view, to the Public Stockholders of the consideration to be paid to Public Stockholders under the Initial Proposal. See " Presentation and Fairness Opinion of Peter J. Solomon."

      On June 16, 1999, Peter J. Solomon met with management of the Company to obtain information about the Company relevant to its analysis. The subjects covered included, among other matters, the Company's divisions and their historical performance, industry-wide issues, financial performance of the Company, management's projections, and the Continuing Shareholders' desire not to engage in any strategic transaction other than the Offer and the Merger. Thereafter, Peter J. Solomon met with Martin Wolfson for further discussion of the financial results of the Company and had numerous telephone conversations with the Company's management.

      On June 28, 1999, the Special Committee met with its financial and legal advisors. Peter J. Solomon discussed the progress of its due diligence activities and reviewed its preliminary financial analysis. Proskauer reviewed with the Special Committee members their fiduciary duties with respect to the Offer and the Merger. The Special Committee was advised that its purpose, among others, was to negotiate at arms' length with the Continuing Shareholders in order to protect the interests of the Public Stockholders. The Special Committee was further advised that it was under no obligation to reach any agreement with the Continuing Shareholders, unless the Special Committee determined that such agreement was in the best interests of the Public Stockholders. Following the meeting, at the Special Committee's direction, Peter J. Solomon conveyed to BHC the Special Committee's view that the price of $7.50 per Share was not satisfactory.

      On July 9, 1999, management of the Company delivered revised projections to Peter J. Solomon. On July 13, 1999, at the request of Peter J. Solomon, representatives of BHC, Peter J. Solomon, Proskauer and Bryan Cave, and all members of the Company's Board other than Mr. Gleitman, including the members of the Special Committee, met to discuss the changes made to the projections. At the meeting management of the Company explained that the revised projections reflected a recent industry-wide price increase of polyester by the fiber's largest global suppliers. The pricing announcements affected the projected profitability of the Company's Knit Division, and were made public by the polyester suppliers at the end of June 1999. Notwithstanding the projected lower profitability, the Continuing Shareholders stated their intention not to reduce the offered price of $7.50 per Share. At the request of Peter J. Solomon,

BHC generally discussed the valuation methodologies it employed in its analysis of the Company. The Special Committee, after caucusing with Peter J. Solomon, advised the meeting that, despite the projected lower profitability, it continued to believe that $7.50 was not satisfactory. The parties then concluded the meeting having determined that the discussions were at an impasse.

      On July 15, 1999, BHC communicated to Peter J. Solomon the Continuing Shareholders' willingness to offer a price of $7.75 per Share. Following consultation with the members of the Special Committee, Peter J. Solomon spoke with BHC by phone to indicate that the offer of $7.75 was not satisfactory to the Special Committee.

      On July 19, 1999, Alvin Weinstein spoke with Richard Solar by telephone, indicating a willingness to offer $7.875 per Share and stating that this was his best and final offer. The Special Committee convened later that day and reviewed the $7.875 per Share offer with its financial and legal advisors. The Committee concluded that, subject to the completion of Peter J. Solomon's financial analysis, the price of $7.875 would be satisfactory and communicated its view to Mr. Weinstein.

      On July 20, 1999, Morrison Cohen Singer & Weinstein, LLP was retained to represent Purchaser and the Continuing Shareholders in connection with the negotiation of the proposed Merger Agreement. During the ensuing week, Proskauer offered comments on the proposed Merger Agreement on behalf of the Special Committee.

      On July 26, 1999, the Special Committee met with Peter J. Solomon and Proskauer to review Peter J. Solomon's financial analysis and Proskauer's evaluation of the proposed merger agreement. Peter J. Solomon indicated the conditions that needed to be satisfied in order for it to be able to conclude that the price of $7.875 per Share was fair to the Public Stockholders from a financial point of view. These included the receipt of representations from the Company and the Continuing Shareholders.

      On July 29, 1999, the Special Committee met with Peter J. Solomon and Proskauer to review Peter J. Solomon's updated financial analysis and Proskauer's review of changes in the draft merger agreement. At the conclusion of the meeting, Peter J. Solomon advised the Committee that, in its opinion, the price of $7.875 per Share was fair to the Public Stockholders from a financial point of view. Thereafter, the Special Committee unanimously (i) determined that $7.875 is a fair price, and that the Merger Agreement and the transactions contemplated thereby are fair to the Public Stockholders, and (ii) resolved that on the basis of the foregoing and the opinion of Peter J. Solomon, to recommend to the Board of Directors of the Company that it approve and authorize the Offer, the Merger and the Merger Agreement. Immediately following the conclusion of the Special Committee meeting, the Company's Board of Directors met. The Special Committee reviewed for the Board the steps it had taken in its evaluation of the proposed transaction and, at the Committee's request, Peter J. Solomon reviewed for the Board its financial analysis. Following discussion, the Board unanimously approved and adopted the Merger Agreement and the transactions contemplated by it and resolved to recommend to the Public Stockholders that they accept the Offer, tender their Shares thereunder, and if required, approve and adopt the Merger Agreement.

      On August 4, 1999, the Board of Directors of the Company, with the concurrence of the members of the Special Committee, adopted and approved certain amendments to the Merger Agreement.

      Recommendations of the Special Committee and the Board. At a meeting of the Special Committee held on July 29, 1999, at which both members of the Special Committee were present, the Special Committee met with its legal and financial advisors to review the proposed terms of the Merger. Thereafter, the Special Committee unanimously (i) determined that $7.875 is a fair price, and that the Merger Agreement and the transactions contemplated thereby are advisable and fair to the Public Stockholders, and (ii) resolved that on the basis of the foregoing and the opinion of Peter J. Solomon, to recommend to the Board of Directors of the Company that it approve and authorize the Offer, the Merger and the Merger Agreement.

      At a special meeting of the Board held immediately following the Special Committee's meeting on July 29, 1999, at which all directors of the Company were present, the Board considered the recommendation of the Special Committee. The Board unanimously approved and adopted the Merger Agreement and the transactions contemplated by it and resolved to recommend to the Public Stockholders that they accept the Offer, tender their Shares thereunder, and if required, approve and adopt the Merger Agreement.

      Reasons for the Recommendation of the Special Committee and the Board. In determining that the Merger Agreement and the transactions contemplated thereby are advisable and fair to the Public Stockholders, and in making its recommendation to the Board, the Special Committee considered the following material factors, which taken as a whole, supported its determination:

      (i) the financial condition, assets, results of operations, business and prospects of the Company, and the risks inherent in achieving those prospects;

      (ii) the terms and conditions of the Merger Agreement, including the amount and form of consideration payable to the Public Stockholders;

      (iii) that the $7.875 per Share price represented a sufficient premium over the trading prices for the Shares for the six months prior to the announcement of the transaction;

      (iv) that the Continuing Shareholders have stated that they have no current intention to sell the Company;

      (v) the opinion of Peter J. Solomon as to the fairness, from a financial point of view, of the price of $7.875 per Share to be paid in the Offer and the Merger; and

      (vi) the availability of appraisal rights under the DGCL to holders of Shares who dissent in the Merger.

      In reaching its determinations referred to above, the Board considered the recommendation of the Special Committee and a report of the Special Committee, which, in the view of the Board, supported such determinations.

      The members of the Board, including the members of the Special Committee, evaluated the various factors considered in light of their knowledge of the business, financial condition and prospects of the Company, and sought and considered the advice of financial and legal advisors. In light of the number and variety of factors that the Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Board nor the Special Committee found it practicable to quantify or otherwise assign relative weights to any of the foregoing factors, and, accordingly, neither the Board nor the Special Committee did so. In addition to the factors listed above, the Special Committee considered the fact that consummation of the Offer and the Merger would eliminate the opportunity of the Public Stockholders to participate in any potential future growth in the value of the Company, but believed that this loss of opportunity was appropriately reflected by the price of $7.875 per Share to be paid in the Offer and the Merger.

      The Board, including the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors (unaffiliated with Purchaser or it affiliates or the Company's management) appointed to represent the interests of the Public Stockholders; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained and was advised by independent financial advisors, who assisted the Special Committee in evaluating the Offer and the Merger and rendered a fairness opinion, as described herein; (iv) the detailed review by the Special Committee and its advisors of the business and financial condition of the Company; (v) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger; (vi) the $7.875 per Share price and the other terms and conditions of the Merger Agreement resulted from active arms' length bargaining between members of the Special Committee, on the one hand, and Purchaser and the Continuing Shareholders, on the other; and (vii) Purchaser is not permitted to waive the Minimum Condition without the consent of the Special Committee.

THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE PUBLIC STOCKHOLDERS, AND, UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT PUBLIC STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER.

      Opinion of Peter J. Solomon. The Company retained Peter J. Solomon to act as financial advisor to the Special Committee in connection with the Transactions (as defined herein). Peter J. Solomon has delivered a written opinion to the Special Committee, dated July 29, 1999, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $7.875 per Share cash consideration to be received by the Public Stockholders in the

Offer and the Merger pursuant to the Merger Agreement (collectively, the "Transactions") is fair to such Public Stockholders from a financial point of view. Peter J. Solomon was engaged to act solely as an advisor to the Special Committee and not as an advisor to or agent of any other person, including the Company. Peter J. Solomon's opinion is for the benefit and use of the Special Committee in its consideration of the Transactions and may not be used for any other purpose.

THE FULL TEXT OF THE WRITTEN OPINION OF PETER J. SOLOMON, DATED JULY 29, 1999, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS SCHEDULE I AND HOLDERS OF THE SHARES ARE URGED TO READ IT IN ITS ENTIRETY.

PETER J. SOLOMON'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER OR NOT SUCH HOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE OFFER, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND SHOULD NOT BE RELIED UPON BY ANY HOLDER IN RESPECT OF SUCH MATTERS. THE SUMMARY OF THE OPINION OF PETER J. SOLOMON SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS SCHEDULE I.

      Such opinion shall be made available for inspection and copying at the principal executive offices of the Company between 9:00 a.m. and 5:00 p.m. Eastern time by any interested stockholder or his representative who has been so designated in writing. A copy of such opinion will be transmitted by the Company to any interested stockholder or his representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Peter J. Solomon. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Peter J. Solomon or a complete description of its presentation. Peter J. Solomon believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and certain of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its analyses and opinions.

      Peter J. Solomon's opinion to the Special Committee addresses only the fairness to the Public Stockholders from a financial point of view of the Offer, and does not constitute a recommendation to any holder of Shares as to whether or not such holder should tender Shares or how any such holder should vote with respect to the Merger. Peter J. Solomon has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Peter J. Solomon relied upon representations made to it by the Company concerning the absence of any offer to buy the Company or any if its assets within the last 12 months, and the Continuing Shareholders' current intention not to entertain or accept any offer from any party to purchase their Shares. Peter J. Solomon also relied upon the representations made to it by the Company concerning the absence of projections other than those furnished to Peter J. Solomon and the reasonable likelihood of obtaining the results reflected in such projections.

      In connection with the preparation of its opinion, Peter J. Solomon (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) reviewed certain financial projections of the Company prepared by the management of the Company; (iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company; (v) reviewed the reported prices and trading activity of the Shares; (vi) compared the financial performance and condition of the Company and the liquidity of the Shares with that of certain other comparable publicly-traded companies; (vii) reviewed publicly available information regarding the financial terms of certain transactions deemed comparable, in whole or in part, to the Offer; (viii) participated in certain discussions among representatives of the Company and Purchaser; (ix) reviewed the Merger Agreement, draft of July 28, 1999 (and assumed that the final form thereof did not vary in any regard that is material to its analysis); and (x) performed such other analyses as it deemed appropriate.

      In assessing the financial fairness of the Offer to the Company's Public Stockholders, Peter J. Solomon: (i) independently valued the common equity of the Company using widely accepted valuation methodologies; and (ii) analyzed the reasonableness of the consideration being offered in the Offer.

      The following summary describes the significant analyses performed by Peter J. Solomon in arriving at its opinion:

                  Selected Comparable Public Company Analysis. Using public information, Peter J. Solomon compared selected historical, operating and stock market performance data of the Company to the corresponding data of the following companies which Peter J. Solomon considered to be comparable: Burke Mills, Inc., Carlyle Industries, Inc., Decorator Industries Inc., and Lakeland Industries Inc. (the "Comparable Companies"). With respect to the Company and the Comparable Companies, Peter J. Solomon compared multiples of total enterprise value ("TEV") (market value of equity, based on stock market prices as of July 28, 1999, plus total debt less cash and cash equivalents as of their most recent Form10-Q) and equity market value ("EMV")to latest twelve months ("LTM") net revenue, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT") and LTM net income. The Company's TEV multiples of LTM net revenue, LTM EBITDA and LTM EBIT, based on the $7.875 offer price, were 0.3x, 3.9x and 5.5x, respectively.

      The Company's EMV multiple of LTM net income was 14.8 x. The relevant Comparable Companies' TEV multiples of LTM net revenue, LTM EBITDA and LTM EBIT were 0.4x to 0.5x, 3x to 5x and 5x to 7x, respectively. The relevant Comparable Companies' EMV multiples of LTM net income were 7.5x to 9.5x. Peter J. Solomon applied the relevant Comparable Companies' multiples to the Company's LTM net revenue, LTM EBITDA, LTM EBIT, LTM net income and derived an implied range of fully diluted equity values for the Company of $7.00 to $9.75 per share. Peter J. Solomon noted that the Offer Price fell within this range.

                  Comparable Transaction Analysis. Using public information, Peter J. Solomon reviewed multiples of TEV and EMV to LTM net revenue, LTM EBITDA, LTM EBIT and LTM Net Income for companies which consummated or announced going private transations from January 1, 1997 through July 28, 1999 where the TEV of the transaction was between $10 million and $50 million (the "Going Private Companies"). For purposes of this analysis, Peter J. Solomon analyzed seven transations. The Company's TEV multiples of LTM net revenue, LTM EBITDA and LTM EBIT, based on the $7.875 offer price were .3x, 3.9x and 5.5x, respectively. The Company's EMV multiple of LTM net income was 14.8x. The relevant Going Private Companies' TEV multiples of LTM net revenue, LTM EBITDA and LTM EBIT were .35x to .45x, 3.5x to 5.0x and 5.0x to 7.0x, respectively. The relevant Going Private Companies' EMV multiple of LTM net income was 7.0x to 11.0x. Peter J. Solomon applied the relevant Going Private Company multiples to the Company's LTM net revenue, LTM EBITDA, LTM EBIT and LTM net inocme and derived an implied range of fully diluted equity values of $7.00 to $9.75 per share. Peter J. Solomon noted that the Offer Price fell within this range.

                  Discounted Cash Flow Analysis: Peter J. Solomon analyzed the Company's projected after-tax free cash flows through August 31, 2003, based on the Company's estimates provided by management to Peter J. Solomon, utilizing a range of discount rates and terminal value multiples. Peter J. Solomon assumed terminal value exit multiple ranges in August 2003 based on EBITDA multiples of 4x to 6x, and assumed a discount rate range of 9% to 11%. These discount rates were determined through the use of the capital asset pricing model and, in conducting its analysis, Peter
      J. Solomon reviewed with the Company's management the Company's projected financial performance and the risks associated with the Company's business to derive what Peter J. Solomon believed were appropriate discount rates. Based on the foregoing, Peter J. Solomon derived an implied range of fully diluted equity values for the Company of $6 to $7 per share. Peter J. Solomon noted that the Offer Price was above the top of this range.

      Peter J. Solomon also compared the Offer Price and the unaffected trading price of the Class A Shares and Class B Shares on July 28, 1999, the day prior to the announcement of the Offer. Peter J. Solomon noted that the acquisition premium represented by the Offer Price was 40% relative to the closing price of $5.625 for the Class A Shares and Class B Shares on such date.

      Peter J. Solomon assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of its opinion and has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Peter J. Solomon has assumed that the financial projections were reasonably prepared on a basis which reflects the best currently available estimates and judgments of the future financial performance of the Company. Peter J. Solomon has not conducted a physical inspection of the facilities or properties of the Company. Peter J. Solomon has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have they been furnished with any such valuation or appraisal. Peter J. Solomon's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of July 29, 1999.

      The Special Committee selected Peter J. Solomon to be its financial advisor in connection with the Offer and the Merger because Peter J. Solomon is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes. Peter J. Solomon has had no prior investment advisory or corporate finance relationship with the Company or the Continuing Shareholders.

      Engagement Agreement Of Financial Advisor To Special Committee. Pursuant to the terms of a letter agreement, dated June 14, 1999, between Peter J. Solomon and the Company (the "Peter J. Solomon Letter Agreement"), the Special Committee retained Peter J. Solomon to serve as financial advisor to the Special Committee and to render to the Special Committee a written opinion (the "Opinion") relating to the fairness, from a financial point of view, to the Company's Public Stockholders of the consideration to be paid in the proposed transaction whereby the Company or any other entity controlled by the Continuing Shareholders would acquire all outstanding shares other than those held by the Continuing Shareholders (an "Engagement Transaction"). The Company agreed in the Peter J. Solomon Letter Agreement to pay Peter J. Solomon $100,000 upon the execution of the Peter J. Solomon Letter Agreement and an additional fee of $140,000 upon the earlier of (i) the date upon which Peter J. Solomon advises the Special Committee that it is prepared to render the Opinion to the Special Committee or (ii) the date upon which Peter J. Solomon advises the Special Committee that, having considered the matter, it is unable to reach the conclusions necessary to render the Opinion. In addition, the Company also agreed to reimburse Peter J. Solomon, subject to certain limitations, for all reasonable out-of-pocket expenses incurred by Peter J. Solomon (including fees, disbursements and other charges of counsel) in connection with the provision of services under the Peter J. Solomon Letter Agreement, the execution and delivery of such agreement and the consummation of any transaction contemplated thereby. The Company also agreed to indemnify Peter J. Solomon and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing against certain liabilities related to or arising out of the engagement of Peter J. Solomon under the Peter J. Solomon Letter Agreement or any transaction or conduct in connection therewith.

      Certain Financial Projections. The Company does not as a matter of course make public forecasts or projections as to future performance (including as to revenues, earnings, other income statement items and cash flows) or financial position. However, in May 1999, the Company's management prepared full income statement projections and certain other financial data through August 31, 2004 in connection with the engagement of BHC (the "Original Projections"). See " - Background of the Transaction."

      In June 1999, the Company's management updated the Company's operating plan to reflect a recent industry-wide price increase of polyester by the fiber's largest global suppliers. The operational and financial projections prepared by the Company in connection with the updated operating plan are referred to in this Offer to Purchase as the "Updated Projections." The Original Projections and the Updated Projections are referred to collectively as the "Projections." The Projections are discussed in this Offer to Purchase solely because they were provided to Peter J. Solomon.

      Special Cautionary Notice Regarding Forward-Looking Statements. The Projections were based upon numerous estimates and assumptions that are inherently subject to significant uncertainties, are difficult to predict and, in many cases, are influenced by factors beyond the Company's control. The material assumptions used in preparing the Projections are described in the respective Projections and footnotes to the Projections. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those predicted. While the Projections were prepared in good faith by the Company's management, no assurance can be made regarding future events. Therefore, neither the Original Projections nor the Updated Projections can be considered a reliable prediction of future operating results and should not be relied on as such. Additionally, the Projections were prepared at the times indicated above and do not reflect any subsequent results or any changes that have occurred or may occur in the future regarding the business, assets, operations, properties, management, capitalization, corporate structure or policies of the Company, general economic or business conditions, or any other transaction or event that has occurred since the respective dates of preparation, or that may occur, and were not anticipated at the time such information was prepared. The Company does not intend to update the Projections. The Projections were prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of either the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements, nor in accordance with generally accepted accounting principles. The Company's independent auditors have not examined, compiled or performed any procedures regarding the Projections, nor have they expressed any opinion or given any assurance on such information or its achievability and, accordingly, they assume no responsibility for the Projections. None of the Company, Purchaser nor the Continuing Shareholders assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections and makes no representation regarding the Projections. None of the Company, Purchaser nor the Continuing Shareholders intends to update or supplement the Projections prior to consummation of the Offer or the Merger. Shareholders are cautioned not to place undue reliance on the Projections.

      Interests of Certain Persons in the Offer and the Merger; Potential Conflicts of Interest. In considering the recommendation of the Special Committee and of the Board, shareholders should be aware that the Continuing Shareholders and certain executive officers and directors of the Company have certain relationships or interests in the Offer and the Merger and the Company, including those referred to below, that are different from the interests of Public Stockholders and that may present actual or potential conflicts of interest. The Special Committee and the Board were aware of these potential and actual conflicts of interest and considered them in evaluating the proposed Merger. In particular, Alvin Weinstein, Chairman of the Board of the Company, is Chairman of the Board of Purchaser and owns approximately 71% of Purchaser. Earl Kramer, President of the Company, is President of Purchaser and owns approximately 3% of Purchaser. Joan Weinstein, Secretary of the Company and wife of Alvin Weinstein, is Secretary of Purchaser and owns approximately 5% of Purchaser. David Weinstein, President of the Company's Concord House Division and son of Alvin and Joan Weinstein, owns approximately 7% of Purchaser. Jonathan Weinstein and Peter Weinstein are each the son of Alvin and Joan Weinstein and each owns approximately 7% of Purchaser. Following the Merger, the Continuing Shareholders will own all of the outstanding Common Stock of the Surviving Corporation. See "Introduction."

      Neither Purchaser nor any of the Continuing Shareholders will be tendering their Shares. Purchaser has been advised by Fred Heller, the only other officer and/or director of the Company that owns Shares, that he will be tendering the 2,500 Shares owned by him which he received upon the exercise of Company Stock Options.

      In the Merger, all outstanding Company Stock Options, including those held by the Continuing Shareholders and the other directors and executive officers of the Company, are to be terminated and the Company will pay to each holder thereof, whether or not such Stock Options are then vested or exercisable, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per Share of the Shares subject to the Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option. See "Special Factors - 2. The Offer and the Merger; Merger Agreement." The following table sets the amount of cash and the percentage of total Company Stock Options held by the Continuing Stockholders and the other directors and executive officers of the Company and Purchaser.

                       Cash to be received         Percentage of
Name                    for Stock Options        Stock Options (1)
----                    -----------------        -----------------
Alvin Weinstein                  $105,375                    30.8%
David Weinstein                  $325,000                    30.8%
Richard Solar                    $ 25,000                     4.6%
Fred Heller                      $ 16,875                     3.8%
George Gleitman                  $ 13,750                     3.1%

(1) Based on the total number of shares of Company Common Stock subject to all outstanding Stock Options as of the date of this Offer to Purchase.

      Directors and Officers of the Surviving Corporation. Under the terms of the Merger Agreement, upon consummation of the Merger, the current executive officers of the Company will remain as the initial executive officers of the Surviving Corporation and the current directors of Purchaser shall be the directors of the Surviving Corporation. The Continuing Shareholders, as owners of 100% of the capital stock of the Surviving Corporation, will have the ability to take action to terminate any officers and directors of the Surviving Corporation whom they choose.

      Compensation of Special Committee Members. As compensation for serving on the Special Committee, the Company agreed to pay to each member of the Special Committee a fee of $25,000. Each member of the Special Committee is being reimbursed for all out-of-pocket expenses incurred in performing his services.

      For a discussion of certain requirements in the Merger Agreement for the indemnification of directors and officers of the Company and the maintenance of directors' and officers' insurance, see "Special Factors - 2. The Offer and the Merger; Merger Agreement."

      Shareholders' Agreement. The Purchaser and each of the Continuing Shareholders are parties to a shareholders' agreement dated July 29, 1999 (the "Shareholders' Agreement") which restricts the transfer of any shares of the capital stock of Purchaser owned by the Continuing Shareholders by requiring that any of them who wishes to sell or transfer any such shares to a third party first offer the shares to Purchaser and then to other signing stockholders at the price offered by the third party. There are certain exceptions to the transfer restrictions for gifts and transfers to other shareholders of Purchaser or to family members of the transferring shareholder, for sales in an underwritten public offering and for transfers to secure indebtedness of the Purchaser.

      The Shareholders' Agreement provides that, upon the bankruptcy of a holder of shares of Purchaser or the attachment of any such shares, the holder thereof is deemed to have offered to sell such shares to Purchaser for a price equal to the fair market value of such shares. The Shareholders' Agreement also provides for (i) mandatory repurchases of shares by Purchaser upon the death of a shareholder and (ii) the mandatory repurchase by Purchaser and sale by Earl Kramer of the shares of Purchaser held by Mr. Kramer upon his termination or retirement from Purchaser, his disability for a period of at least six months or the sale of the Knit Division of the Company, in each case at a price equal to the book value of such shares as of the end of the month in which the event giving rise to such repurchase occurs. Under the Shareholders' Agreement, Alvin Weinstein and Joan Weinstein may require Purchaser to purchase in five equal annual installments the shares of Purchaser owned by each of them at a price equal to the book value of such shares as of the end of the month immediately preceding the Merger beginning on or any time after the third anniversary of the date of the Shareholders' Agreement. Alvin Weinstein and/or Joan Weinstein may require Purchaser to accelerate such repurchase upon the sale of either the Knit Division or the Concord House Division of the Company. The Shareholders' Agreement also grants to Alvin Weinstein (and under some circumstances Joan Weinstein and David Weinstein) the right to require the other holders to sell their shares in connection with the sale of Purchaser as a going concern. The Shareholders' Agreement grants certain registration rights to the holders of shares of Purchaser. Holders of shares of Purchaser are also entitled to pre-emptive rights under the Shareholders' Agreement.

      The parties to the Shareholders' Agreement have agreed to elect to treat Purchaser as an

"S corporation" for Federal income tax purposes and have agreed that Purchaser shall pay dividends to the then shareholders of Purchaser in order to enable them to pay income taxes to be borne by them as a result of that election.

      If the Merger is consummated, the Company as the Surviving Corporation shall by operation of law become a party to the Shareholders' Agreement and the shares of capital stock of the Company which will then be held by the Continuing Shareholders shall be subject to, and the Continuing Shareholders shall be bound by and entitled to the benefits of, the Shareholders' Agreement.

                   2. THE OFFER AND MERGER; MERGER AGREEMENT

The Merger Agreement

      The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser with the Commission in connection with the Offer. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used in this "Special Factors - 2. The Offer and Merger; Merger Agreement" but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

      The Offer. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Purchaser will commence the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "The Tender Offer - 9. Conditions to the Offer." Purchaser has agreed that no change in the Offer may be made which waives the Minimum Condition, and no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration, which reduces the maximum number of Shares to be purchased in the Offer, which makes changes to the Offer which are otherwise adverse to the Company or the Public Stockholders or which imposes conditions to the Offer in addition to those set forth in "The Tender Offer - 9. Conditions to the Offer" hereof without the prior consent of the Company.

      The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or holders of any Shares, (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company, or owned by Purchaser, any Affiliate of Purchaser or any direct or indirect subsidiary of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be cancelled and converted automatically into the right to receive $7.875 per Share in cash or such higher price paid in the Offer (the "Merger Consideration") payable, after reduction for any required Tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in the Letter of Transmittal, of the certificate that formerly evidenced such Share; (b) each Share held in the treasury of the Company and each Share owned by Purchaser, any Affiliate of Purchaser or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; and
(c) each share of Class A Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.50 per share, of the Surviving Corporation, and each share of Class B Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class B Common Stock, par value $.50 per share, of the Surviving Corporation.

      The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Company restated in the form attached to the Merger Agreement will be the Certificate of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

      The Merger Agreement provides that each Company Stock Option outstanding at the Effective Time under the Company Stock Option Plan shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount equal to the product of (i) the number of Shares previously subject to such Company Stock Option, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Shares previously subject to such Company Stock Option, which shall be paid in cash, after reduction for applicable tax withholding.

      The Merger Agreement provides that notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in the Merger Agreement, of the certificate or certificates that formerly evidenced such Shares.

      Agreements of Purchaser and the Company. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). The Merger Agreement also provides that subject to its fiduciary duties under applicable law as advised by independent counsel, if the Minimum Condition shall not have been satisfied and such condition shall have been waived by Purchaser, at the Stockholders' Meeting Purchaser will cause all Shares then owned by it and the Shares under its control to be voted in favor of the Merger.

      The Merger Agreement provides that, notwithstanding the preceding paragraph, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares of each class, subject to certain conditions, Purchaser and the Company agree to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 263 of Delaware Law as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

      The Merger Agreement provides that the Company will, if required by applicable law, as soon as practicable following consummation of the Offer, file an information or proxy statement (the "Proxy Statement") with the under the Exchange Act, and use best efforts to have the Proxy Statement cleared by the Commission. Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company will notify Purchaser of the receipt of any comments of the Commission with respect to the Proxy Statement.

      The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eighth of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

      The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of ten years after the date hereof.

      The Merger Agreement provides that the Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this provision: for the period beginning at the Effective Time and ending three years thereafter, more than an amount per year equal to 300% of current annual premiums (the "Current Annual Premiums") paid by the Company for such insurance, and (ii) for the period beginning on the third anniversary of the Effective Time and ending three years thereafter, more than an amount per year equal to 200% of the Current Annual Premiums.

      The Merger Agreement provides that Purchaser will use its reasonable best efforts to obtain the financing required to satisfy the Financing Condition as defined in "The Tender Offer - 9. Conditions to the Offer" hereof on terms and conditions no less favorable to Purchaser than those described in the Chase Commitment Letter. See "The Tender Offer - 8. Sources and Amounts of Funds." The Company will cooperate with, and use its reasonable best efforts to assist, Purchaser in obtaining such financing. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger.

      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

      Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to organization and qualification, capitalization, authority to enter into the transactions contemplated by the Merger Agreement, no conflicts between the Merger Agreement and the Company's organizational documents and contracts or any laws and the absence of required filings and consents.

      Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company; (b) no United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger unlawful or otherwise preventing or prohibiting consummation of the Transactions; and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that, with certain limitations, this condition may be waived by Purchaser.

      Termination: Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the
Company: (a) by mutual written consent duly authorized by the Board of Directors of Purchaser and the Board of Directors of the Company; (b) if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or order that may be rendered; (c) by Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition listed in "The Tender Offer - 9. Conditions to the Offer," Purchaser shall have (A) failed to commence the Offer within five Business Days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Purchaser to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by Purchaser of any material representation or warranty of it contained in the Merger Agreement; or (ii) prior to the Purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) prior to the date by which it is required to commence the Offer, failed to furnish the Company with an executed commitment letter of a financial institution evidencing its commitment, subject to customary conditions, to provide the financing referred to in the Financing Condition, (B) failed to commence the Offer within five Business Days following the date of the Merger Agreement, (C) terminated the Offer without having accepted any Shares for payment thereunder or (D) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing (a "Company Board Termination").

      In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except; (i) under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination; and (ii) nothing in the Merger Agreement shall relieve any party from liability for any willful breach thereof.

      If the Merger Agreement is terminated pursuant to a Company Board Termination and Purchaser is not in material breach of its material covenants and agreements contained in the Merger Agreement or its representations and warranties contained in the Merger Agreement, the Company shall reimburse Purchaser (and its stockholders and Affiliates) not later than one Business Day after submission of statements therefor for all out-of-pocket expenses and fees up to $1 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Purchaser (and its stockholders and Affiliates), and all printing and advertising expenses) actually incurred or accrued by it or on its behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all the foregoing being referred to herein collectively as the "Expenses").

      Except as set forth in the Merger Agreement, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

      The Merger Agreement provides that in the event that the Company shall fail to pay any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Purchaser (and its stockholders and Affiliates) (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of
Section 7.03 of the Merger Agreement, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by The Chase Manhattan Bank, from time to time, in the City of

New York, as such bank's Base Rate plus 2%.

      The Merger Agreement provides that any action permitted or required to be taken thereunder by the Board of Directors of the Company, including without limitation any termination of the Merger Agreement, any amendment of the Merger Agreement or any waiver thereunder, and any consent, approval or determination permitted or required to be made or given by the Company pursuant to the Merger Agreement, shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee.

         3. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

      Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable the Continuing Shareholders to become the sole owners of the Company. While the Company would have been able to consummate the Merger through a proxy solicitation to all holders of Shares seeking approval of the Merger, the Offer, as the first step in the acquisition of the Company, will allow Purchaser to acquire all the outstanding Shares and will provide cash to the Public Stockholders of Company who tender their Shares more promptly than would the Merger and will enable the Merger to be consummated more promptly than a proxy solicitation if Purchaser acquires a sufficient number of Shares (at least 90% of each class of outstanding Shares) to enable it to effect the Merger under Delaware Law without a vote of the Company's stockholders. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Merger. After consummation of the Offer, the Company may continue to assess various aspects of its business and operations to maximize its strengths in implementing its long-term strategy.

      The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise and to enable the acquisition or cancellation of all other equity interests in the Company. Pursuant to the Merger, each then issued and outstanding Share (other than Dissenting Shares) not owned by Purchaser or the Company will be converted into and represent the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Under Delaware Law, the approval of the Board and the affirmative vote or written consent of a majority of each class of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of each class of the Shares. Purchaser currently has sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder. Purchaser has agreed, subject to its fiduciary duties under applicable law as advised by independent counsel that, if sufficient Shares are not tendered and purchased pursuant to the Offer to satisfy the Minimum Condition and such condition is waived by Purchaser with the consent of the Company, Purchaser will vote all Shares owned or controlled by it in favor of the Merger.

      In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of each class of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of each class of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

      The Continuing Shareholders believe that causing the Company to be closely held will:

      o Afford the Public Stockholders an opportunity to dispose of their Common Stock at a premium over the market price of the Common Stock on May 25, 1999, the date the Continuing Shareholders made the Initial Proposal;

      0 Enable the Company's management to focus on long-term growth rather than, as most publicly held companies, on short-term results;

      0 Provide the Continuing Shareholders with increased flexibility in dealing with matters of succession and estate planning;

      0 Afford the Company's management with greater operational flexibility, simplification of the management reporting process and reduction of overhead and compliance costs;

      0 Enable the Company to elect to be taxed under the provisions of Subchapter S under the Internal Revenue Code of 1986, as amended (the "Code"), to avoid the double tax on distributions that presently exists on dividends paid by the Company (although each stockholder is taxed on his share of the Company's income whether or not it is distributed); and

      0 Reduce costs associated with publishing and distributing to its shareholders annual and quarterly reports and proxy statements and other costs associated with a publicly held Company, which the Continuing Shareholders estimate will result in annual savings to the Company of approximately $300,000, since the Company will no longer be subject to the proxy solicitation rules under the Exchange Act.

      Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, going concern values, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

      In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court has stated that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

      The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware Law included in Schedule III attached hereto. The preservation and exercise of appraisal rights are conditioned on strict adherence to such Section 262.

      Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Except as indicated in this Offer to Purchase, the Continuing Shareholders do not have any present plans or proposals which relate to or would result prior to the Merger in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary to a third party, any change in the present capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board except that the Board of the Surviving Corporation shall be as provided in the Merger Agreement. The Purchaser has represented in the Merger Agreement that it has no current intention to sell or otherwise transfer or dispose of the business of the Company or any material part thereof, but there can be no assurance that the Surviving Corporation will not cause such a transfer in the future. The Continuing Shareholders intend, from time to time, to evaluate and review the Company's business, operations, properties, management and other personnel, corporate structure and capitalization, and to make such changes as are deemed appropriate under the circumstances.

The Continuing Shareholders also intend to continue to explore joint ventures and other opportunities to expand the Company's business. In that regard, the Continuing Shareholders, after consummation of the Offer and the Merger, may review proposals or may propose the acquisition or disposition of assets or other changes in the Company's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of the Company and its then shareholders. The Company and the Continuing Shareholders anticipate that the indebtedness to be incurred in connection with the Offer and the Merger will be repaid primarily with cash on hand. However, subject to the terms of the debt financing and market and other conditions, the Company may, in the future, consider such other means of repaying such indebtedness as the Company and the Continuing Shareholders may determine in their sole and absolute discretion.

      If the Merger is consummated, the Continuing Shareholders currently intend to cause the Company to change the Company's fiscal year to a calendar year and to elect to be taxed under the provisions of Subchapter S of the Code commencing as soon as is practicable and in no event later than calendar year 2000. The Shareholders' Agreement contemplates that distributions will be made to the then shareholders of the Company in order to enable them to pay income taxes to be borne by them as a result of that election.

   4. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT LISTING;
                  EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

      The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

      Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the AMEX for continued listing and may, therefore, be delisted from such exchange. According to the AMEX's published guidelines, the AMEX could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 200,000, there were less than 300 holders of at least 100 Shares or the aggregate market value of the publicly held Shares was less than $1 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the AMEX for continued listing and the listing of Shares on such exchange is discontinued, the market for the Shares could be adversely affected.

      If the AMEX were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors. The Continuing Shareholders currently have no intention to seek a listing of the Shares on any other exchange or on Nasdaq.

      The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

      The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Further, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated.

      In the Merger Agreement, the Company has agreed that until the Effective Time it will use all commercially reasonably efforts to maintain the AMEX listing of the Shares, maintain the Exchange Act registration of the Shares and comply with the rules and regulations of the SEC.

                 5. MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer or the Merger. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable state, local, foreign or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of
Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer or the Merger will depend on the particular circumstances of the holder. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

      The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss and may be taxed at the maximum federal tax rate of 39.6% if the Shares were held by the holder for one year or less, or 20% if the Shares were held by the holder for more than one year.

      Amounts received in exchange for a holder's Shares pursuant to the Offer or the Merger will not generally be subject to federal income tax withholding. Withholding at the rate of 31% ("back up withholding"), however, will be required if a holder fails to comply with certain reporting and certification requirements. In order to prevent such backup withholding each holder tendering Shares pursuant to the Offer must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing and filing the Substitute form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or a Form W-9 with the Depositary prior to the time any payments are made pursuant to the Offer. Certain holders (including among others, corporations and certain foreign persons) are not subject to backup withholding provided they establish their status when required to do so. If the holder is a nonresident alien or foreign entity not subject to backup withholding, the holder must give the Depositary a completed Form W-8, "Certificate of Foreign Status," prior to the time any such payments are made.

      A stockholder who does not sell Shares in the Offer or the Merger and who exercises and perfects such stockholder's rights under Delaware Law to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See "Special Factors - 3. Purpose of the Offer and the Merger; Plans for the Company."

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING. MOREOVER, THE DISCUSSION IS BASED UPON PRESENT LAW AND IT IS IMPOSSIBLE TO PREDICT THE EFFECT, IF ANY, THAT FUTURE LEGISLATION COULD HAVE ON THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

THE TENDER OFFER

                             1. TERMS OF THE OFFER

      Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with the provisions set forth in "The Tender Offer - 4. Withdrawal Rights" herein at a price of $7.875 per Share, net to the Seller in cash. The term "Expiration Date" means 12:00 midnight, New York City time, on August 31, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

      Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer - 9. Conditions to the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See "The Tender Offer - 4. Withdrawal Rights."

      The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to Purchaser having obtained sufficient financing to enable it to purchase the Shares to be purchased by it and to pay the fees and expenses of the Offer and the Merger and to certain other conditions set forth in "The Tender Offer - 9. Conditions to the Offer." The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) waive the Minimum Condition, (ii) change the form of consideration, (iii) decrease the price per Share payable in the Offer, (iv) reduce the maximum number of Shares to be purchased in the Offer, or (v) impose conditions to the Offer in addition to those set forth in "The Tender Offer - 9. Conditions to the Offer," or (vi) make changes to the Offer which are otherwise adverse to the Company or the Public Stockholders.

      Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if, at the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, or (iii) extend the Offer for any aggregate period of not more than 20 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii), if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of the outstanding Shares of each class on a fully diluted basis; provided, however, that if any condition remains unsatisfied on the initial Expiration Date, at the request of the Company, Purchaser shall extend the Offer from time to time until five business days after such condition is satisfied (provided that Purchaser shall not be required to extend the Offer beyond 35 calendar days after such initial scheduled Expiration Date).

      Purchaser reserves the right to extend, delay, terminate or amend the Offer but only as, when and to the extent permitted by the Merger Agreement or any amendment to the Merger Agreement. Any such extension, delay, amendment, waiver, or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

      If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "The Tender Offer - 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

      If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders and investor response. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease or increase the price per Share being offered in the Offer, such decrease or increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

      The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

      Upon the terms and subject to the terms of the Merger Agreement and the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after (i) the Expiration Date, and (ii) the date of satisfaction or waiver of the conditions of the Offer set forth in "The Tender Offer - 9. Conditions to the Offer." Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law.

      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined herein, see "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares"), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined herein, see "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares") and (iii) any other required documents by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Tender Offer
- 3. Procedures for Accepting the Offer and Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. Purchaser will pay all stock transfer taxes, if any, payable on the transfer shares of the Company purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

      Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates (as defined in Rule 13e-3(a)(1) under the Exchange Act) the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

      If Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

      If any tendered Shares are not accepted for payment for any reason pursuant to the Offer, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility (as defined in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares")), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

           3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

      Valid Tender. To validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary at such address along with the Letter of Transmittal, or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by The Depositary Trust Company (the "Book-Entry Transfer Facility") and received by the Depositary and forming a part of Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing, an "Eligible Institution"), except in cases where
(a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) such Shares are tendered for the account of an Eligible Institution. If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

      (i) the tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

      (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which The American

      Stock Exchange Inc. (the "AMEX") is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after a timely receipt by the Depositary of the Stock Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

      Back-Up Federal Income Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments. See "Special Factors - 5. Material Federal Income Tax Considerations."

      Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares (and such other Shares and other securities) will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

      A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

      Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding.

                              4. WITHDRAWAL RIGHTS

      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (or such later date as may apply in case the Offer is extended). Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after November 2, 1999 if they have not previously been accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. Any such delay will be an extension of the Offer to the extent required by law.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer as set forth in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares," the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "The Tender Offer - 3. Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                      5. PRICE RANGE OF SHARES; DIVIDENDS

      The Class A Shares are listed on the AMEX under the symbol "CIS" and the Class B Shares are listed on the AMEX under the symbol "CISB." The following table sets forth, for the indicated fiscal periods, the reported high and low sale prices per share for the Shares.

                                          Class A Shares   Class B Shares
                                          --------------   --------------
Fiscal Year Ended August 31, 1997:         High     Low    High     Low
                                           ----     ---    ----     ---

  First Quarter                           $61 5/16  $6       $6 5/8   $5 3/4

  Second Quarter                          $6 3/4    $5 7/8   $6 1/8   $6 5/8

  Third Quarter                           $6 7/8    $5 7/8   $6 1/2   $6

  Fourth Quarter                          $7 1/2    $6 1/4   $7       $6 1/8

Fiscal Year Ended August 30, 1998:

  First Quarter                           $9 5/8    $6 3/4    $9       $6 5/8

  Second Quarter                          $9 5/8    $8 3/16   $9       $8 5/8

  Third Quarter                           $10 7/8   $9        $10 5/8  $8 13/16

  Fourth Quarter                          $9 5/8    $6 1/8    $9 1/2   $6 7/8

Fiscal Year Ended August 29, 1999:

  First Quarter                           $7 7/8    $5 15/16  $7 3/8   $6

  Second Quarter                          $6 7/8    $5 7/8    $6 3/8   $5 5/8

  Third Quarter                           $6 1/4    $4        $5 7/8   $4 3/8

  Fourth Quarter (through July 28, 1999)  $6        $4 5/16   $5 3/4   $4 3/8

      The Company has not paid cash dividends for many years. The payment of dividends by the Company is subject to restrictions under the terms of the Note Purchase Agreement (the "Note Agreement") between the Company and John Hancock Mutual Life Insurance Company ("John Hancock"). Under the Note Agreement, cumulative payments for cash dividends and redemption of capital stock are limited to $3,000,000 plus 50% of Consolidated Net Income (as defined) subsequent to August 28, 1994 plus net cash proceeds from the sale of stock; $5,827,000 was available for such payments as of May 30, 1999. In connection with the Offer and the Merger, John Hancock has agreed to certain modifications of financial covenants in the Note Agreement, including the dividend covenant, and to permit the Surviving Corporation to make a Subchapter S election for Federal income tax purposes.

      On June 30, 1999, approximately one month prior to the public announcement of the execution of the Merger Agreement, the last reported sales price per Share on the AMEX for the Class A Shares was $5.875 and for the Class B Shares was $4.375. On July 29, 1999, the last full trading day for the Class A Shares prior to the announcement of the terms of the Merger Agreement, the last reported sales price per Share on the AMEX for the Class A Shares was $5.625 and on July 27, 1999, the last full trading day for the Class B shares prior to the announcement of the terms of the Merger Agreement, the last reported price per Share for the Class B Shares was $5.625. On August 3, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the AMEX for the Class A Shares was $7.6875 and for the Class B Shares was $7.50.

      STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET

QUOTATION FOR THE SHARES.

                 6. CERTAIN INFORMATION CONCERNING THE COMPANY

      General. The Company is a Delaware corporation with its principal executive offices located at 1359 Broadway, New York, New York 10018. The Company's principal business is developing, designing and producing, in its own facility and through unaffiliated contractors, woven and knitted fabrics of natural and synthetic fibers in a wide variety of colors and patterns, for sale to manufacturers and to retailers for resale to the home sewing market.

      Available Information. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 1998 (the "Company 10-K") and (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended November 29, 1998, February 28, 1999 and May 30, 1999, should be available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. Such material should also be available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. The Commission also maintains an Internet site on the worldwide web at http://www.sec.gov that contains reports and other information.

      A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to Purchaser's Tender Offer Statement on Schedule 14D-1, dated August 4, 1999 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

      Certain Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the thirty-nine weeks ended May 30, 1999 (the "Company 10-Q"). More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the

Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. In addition, a copy of the financial statements contained in the Company 10-K and the Company 10-Q are reproduced as Schedule IV hereto.

                              CONCORD FABRICS INC.
                   Selected Consolidated Financial Information

                                                    YEAR ENDED                  THIRTY NINE WEEKS ENDED
                                        August 30, 1998   August 31, 1997    May 30, 1999     May 31, 1998
Income Statement Data
Net sales                                 $101,296,721      $108,820,287     $ 65,809,885     $ 76,462,685
Cost of sales                               70,644,721        76,302,759       44,691,217       52,780,855
Merchandising expenses                       7,520,710         6,933,616        4,739,378        5,769,593
Selling and shipping expenses                7,706,088         8,979,360        6,026,743        5,890,367
General and administrative expenses          9,067,241         9,143,052        6,676,195        6,672,090
Provision for doubtful accounts                298,000           901,000          345,000          439,000
Interest expense (net)                         777,133         1,101,775          520,707          569,504
Loss on sale of property                       500,000*                            86,849
           Total                          $ 96,513,893      $103,361,562     $ 63,086,089     $ 72,121,409
Earnings before income
taxes and extraordinary item                 4,782,828         5,458,725        2,723,796        4,341,276
Income tax provision (benefit)               2,030,000         2,100,000        1,249,000        1,758,000
NET EARNINGS                              $  2,752,828      $  3,358,725     $  1,474,796     $  2,583,276
Earnings per share:
           Basic                          $        .75      $        .92     $        .40     $        .70
          Diluted                         $        .72      $        .90     $        .40     $        .68
Average number of shares
used in computing earnings
per share:
           Basic                             3,673,788         3,661,591        3,658,382        3,670,015
          Diluted                            3,820,285         3,749,718        3,708,906        3,814,804
Balance Sheet Data
Working capital
                                          $ 49,699,041      $ 50,792,826     $ 48,719,989     $ 49,965,812
Long-term debt (less current portion)     $ 17,150,000      $ 20,000,000     $ 14,300,000     $ 17,150,000
Total assets                              $ 75,884,130      $ 73,034,106     $ 71,871,933     $ 76,609,002
Stockholders' equity                      $ 47,073,491      $ 44,228,163     $ 47,945,290     $ 46,903,939
Book value per share                      $      12.77      $      12.07     $      13.27     $      12.73

*     Consists of provision for impairment of property held for sale in fiscal
      1998.

      Pro Forma. The pro forma financial statements assume the repurchase of all of the Shares of the Company not owned by stockholders of the Purchaser, the cancellation of treasury stock, the increase in interest costs resulting from the disbursement of funds to effect the repurchase and payment of all related costs and the elimination of general and administrative expenses associated with being a publicly held company.

                                                 PRO FORMA
                                                        THIRTY NINE
                                         YEAR ENDED     WEEKS ENDED
                                     August 30, 1998   May 30, 1999
Income Statement Data
Net sales                               $101,296,721   $ 65,809,885
Cost of sales                             70,644,721     44,691,217
Merchandising expenses                     7,520,710      4,739,378
Selling and shipping expenses              7,706,088      6,026,743
General and administrative expenses        8,767,241      6,451,195
Provision for doubtful accounts              298,000        345,000
Interest expense (net)                     1,464,633      1,036,332
Other Gain on sale of property               500,000         86,849
           Total                        $ 96,901,393   $ 63,376,714
Earnings before income
taxes and extraordinary item               4,395,328      2,433,171
Income tax provision (benefit)             1,865,000      1,116,000
NET EARNINGS                            $  2,530,328   $  1,317,171
Earnings per share:
           Basic                        $       1.11   $        .58
          Diluted                       $       1.11   $        .58
Average number of shares
used in computing earnings
per share:
           Basic                           2,281,498      2,281,498
          Diluted                          2,281,498      2,281,498
Balance Sheet Data
Working capital                           36,976,541     35,839,864
Long-term debt (less current portion)   $ 17,150,000   $ 14,300,000
Total assets                            $ 63,161,630   $ 58,858,808
Stockholders' equity                    $ 34,350,991   $ 35,065,165
Stockholder's equity per share          $      15.06   $      15.37

*     Consists of provision for impairment of property held for sale in fiscal
      1998.

                      PRO FORMA CONSOLIDATED BALANCE SHEETS

ASSETS                                    May 30, 1999   August 30, 1998
Current Assets:
   Cash and cash equivalents               $         0     $         0
   Held to maturity investments
      (at cost)                            $ 8,025,739     $10,383,778
   Accounts receivable (less
      allowance for doubtful accounts
      of $1,665,000 on May 30,
      1999, $1,350,000 on August 30,
      1998)                                 18,134,884      18,003,495
   Inventories                              15,223,419      16,015,819
   Prepaid and refundable income
      taxes                                          0         165,000
   Prepaid expenses and other
      current assets                         1,528,216       1,289,839
   Deferred income taxes                     1,706,000       1,935,000

   Total Current Assets                    $44,618,258     $47,792,931

   Property, plant and equipment
      (at cost, less accumulated
      depreciation and amortization of
      $8,904,321 on May 30,
      1999, $7,538,169 on August 30,
      1998)                                  9,281,224       9,159,596
   Property and plant leased to
      others                                         0       1,737,052
   Property, plant, & equipment held
      for sale                               1,674,332       1,352,319
   Other assets                              3,284,994       3,119,732
      TOTAL                                $58,858,808     $63,161,630

                      PRO FORMA CONSOLIDATED BALANCE SHEETS

LIABILITIES                              May 30, 1999    August 30, 1998
Current liabilities:
   Current portion of notes payable
      insurance company                  $ 2,850,000     $ 2,850,000
   Accounts payable                        3,673,386       4,608,507
   Accrued expenses and taxes              1,946,008       3,298,883
   Income taxes payable                      309,000          59,000
   Total current liabilities             $ 8,778,394     $10,816,390
   Notes payable - insurance
      company                             14,300,000      17,150,000
   Deferred income taxes                     288,000         288,000
   Other liabilities                         427,249         556,249
   Total liabilities
      commitments and contingencies      $23,793,643     $28,810,639

STOCKHOLDERS' EQUITY
Common stock:  (Note E & F)
   Class A - $.50 par value
      authorized 4,000,000 shares,
      issued 1,168,699 shares at
      May 30, 1999, 1,118,699
      shares at August 30, 1998              584,350         559,350
   Class B - $.50 par value
      authorized 4,000,000 shares,
      issued 1,112,799 shares at
      May 30, 1999, and at
      August 30, 1998                        556,399         556,399
   Retained earnings                      33,924,416      33,235,242
   Total Stockholders' Equity            $35,065,165     $34,350,991
      TOTAL                              $58,858,808     $63,161,630

                  7. CERTAIN INFORMATION CONCERNING PURCHASER

      General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 1359 Broadway, New York, New York 10018.

      Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization (other than the Continuing Shareholder Shares), no meaningful financial information regarding Purchaser is available.

      The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and certain other information are set forth in
Schedule II hereto.

      Beneficial Ownership and Transactions in Shares. The following table sets forth certain information as of June 30, 1999, with respect to the beneficial ownership of Shares by each officer and director of Purchaser and the Company and each person controlling Purchaser and controlling the Company.

-----------------------------------------------------------------------------------------------
                                                   Class A                      Class B
-----------------------------------------------------------------------------------------------
                 Name                      Number of       Percent of    Number of    Percent of
                                            Shares           Class        Shares        Class
-----------------------------------------------------------------------------------------------
Alvin Weinstein*, Chairman of the
Board of Purchaser and of the Company      817,310(1)       39.70%      842,460(2)       58.35%
David Weinstein*, Vice President of
Purchaser and President of the Concord
House Division of the Company              144,463(3)        6.48%       70,113           4.85%
Earl Kramer*, President of Purchaser
and the Company                             78,000           3.59%
Joan Weinstein*, Secretary of
Purchaser and the Company                   60,000(4)        2.77%       60,000(5)        4.15%
Richard Solar, Director of the Company       7,500(6)          (7)
Fred Heller, Director of the Company         7,500(8)          (7)
George Gleitman, Director of the
Company                                      2,500(9)          (7)
Peter Weinstein*                            84,463            3.8%       70,113           4.85%
Jonathan Weinstein*                         84,463           3.89%       70,113           4.85%
-----------------------------------------------------------------------------------------------

* Such person is a Continuing Shareholder and could be deemed to be a controlling person of Purchaser or a member of a control group of Purchaser.

(1) Does not include 60,000 Class A Shares owned of record and beneficially by Joan Weinstein, Mr. Weinstein's wife, and 313,389 of Class A Shares, or 14.05% of the class, owned of record and beneficially by Mr. Weinstein's children. David Weinstein is the only child who has an interest exceeding 5% of the class. Mr. Weinstein disclaims beneficial ownership of all of the shares owned by his spouse and children. Includes 40,000 Class A Shares which Mr. Weinstein has the right to acquire under Company Stock Options.

(2) Does not include 60,000 Class B Shares owned of record and beneficially by Joan Weinstein, and 210,339 Class B Shares, or 14.56% of the class, owned of record and beneficially by Mr. Weinstein's children, none of whom individually have an interest exceeding 5% of the class. Mr. Weinstein disclaims beneficial ownership of all of these shares owned by his spouse and children.

(3) Includes 60,000 Class A Shares which Mr. Weinstein has the right to acquire under Company Stock Options.

(4) Does not include 817,310 of Class A Shares owned of record and beneficially by Alvin Weinstein, Mrs. Weinstein's husband and 313,389 of Class A Shares, or 14.05% of the class, owned of record and beneficially by Mrs. Weinstein's children. David Weinstein is the only child who has an interest exceeding 5% of the class. Mrs. Weinstein disclaims beneficial ownership of all of the shares owned by her spouse and children.

(5) Does not include 842,460 Class B Shares owned of record and beneficially by Alvin Weinstein, and 210,339 Class B Shares, or 14.56% of the class, owned of record and beneficially by Mrs. Weinstein's children, none of whom individually have an interest exceeding 5% of the class. Mrs. Weinstein disclaims beneficial ownership of all of these shares owned by her spouse and children.

(6) Consists of 7,500 Class A Shares which Mr. Solar has the right to acquire under Company Stock Options.

(7)   Represents less than 1% of the class outstanding.

(8) Includes 5,000 Class A Shares which Mr. Heller has the right to acquire under Company Stock Options.

(9) Consists of 2,500 Class A Shares which Mr. Gleitman has the right to acquire under Company Stock Options.

            On July 29, 1999, each of the Continuing Shareholders transferred the shares owned by him or her to Purchaser. The transfer of such Shares was in exchange for shares of the capital stock of Purchaser in connection with the organization of Purchaser. The Continuing Shareholders have not engaged in any other transactions in the Shares within the last 60 days.

      Purchaser beneficially owns an aggregate of 2,281,498 Shares, representing approximately 63% of the 3,614,215 Shares outstanding at July 30, 1999, all of which were contributed to Purchaser by the Continuing Shareholders in exchange for shares of the capital stock of Purchaser as described above.

      Except as described in this Offer to Purchase, (i) neither Purchaser nor, to the best knowledge of Purchaser, the Company or any of the persons listed in
Schedule II to this Offer to Purchase or any other executive officer or director of the Company or associate or majority-owned subsidiary of any of the foregoing owns or has any right to acquire, directly or indirectly, any Shares, and (ii) neither Purchaser nor, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. On August 31, 1998, the Company's Board of Directors authorized the repurchase by the Company of up to 300,000 Shares. As of July 31, 1999, 120,892 Shares had been repurchased by the Company in open market transactions at prices ranging from $5.5625 per Share to $6.75 per Share. For each of the first three fiscal quarters of the Company following the commencement of such repurchases, the amount of the Class A Shares purchased, the range of prices paid for such Shares and the average purchase price during each such period is as follows:

                 Number of Shares Purchased   Price Range         Average Price
                 --------------------------   -----------         -------------
First Quarter              12,503            $6.25 - $6.438         $   6.00
Second Quarter            104,763            $6.00 - $6.75          $   6.20
Third Quarter               3,626            $5.5625 - $6.25        $   6.16

No such repurchases have been made by the Company since the beginning of its fourth fiscal quarter.

      Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, nor, to the best knowledge of Purchaser, any of the persons listed in Schedule II to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since September 4, 1995, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on Schedule II hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since September 4, 1995, there have been no contacts, negotiations or transactions between Purchaser, or any of its subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule II to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

                        8. SOURCES AND AMOUNTS OF FUNDS

      Purchaser estimates that $12.5 million will be required to purchase the number of Shares that are outstanding pursuant to the Offer, to pay holders of Company Stock Options cash equal to the difference between the option prices and the Offer price following consummation of the Merger, and estimated fees and expenses of the contemplated transactions. It is anticipated that the sources of required funds will ultimately be the Company's cash and marketable securities. Initially, however, it is expected that up to $12.5 million will be obtained through borrowings by the Purchaser under new senior secured credit facilities with aggregate availability of $12.5 million (the "New Credit Facility"). Borrowings of Purchaser under the New Credit Facility will become the obligation of, and will be repaid by, the Company following consummation of the Merger.

      In connection with the Offer, Purchaser has received a commitment from The Chase Manhattan Bank ("Chase"), specified in a commitment letter dated August 3, 1999 (the "Chase Commitment Letter") for a senior credit facility in the amount of $12.5 million to initially pay the expenses of the Offer and the Merger. This information relating to the New Credit Facility is qualified in its entirety by reference to the complete text of the documents to be entered into in connection therewith (the "Credit Documentation"). The following is a description of the expected general terms of the New Credit Facility.

      Borrowings under the New Credit Facility will be available for multiple drawings during the period beginning on the date on which Purchaser accepts Shares for payment (excluding Continuing Shareholder Shares) pursuant to the terms of the Offer (the "Closing Date") and ending on the fifth business day following the Closing Date, subject, among other things, to the Closing Date occurring on or before October 31, 1999.

      Alvin Weinstein, Joan Weinstein and David Weinstein will give unlimited joint and several guarantees of the obligations of Purchaser under the New Credit Facility and Jonathan Weinstein, Peter Weinstein and Earl Kramer will provide limited recourse guarantees, with recourse limited exclusively to the capital stock of Purchaser owned by each of them. The obligations of Purchaser under the New Credit Facility will be secured by a first priority security interest in all of the capital stock of Purchaser and all Shares owned by Purchaser, whether acquired pursuant to the Tender Offer or otherwise.

      Loans under the New Credit Facility (the "Loans") will bear interest at the rate of interest publicly announced by Chase as its "Prime Rate." The Loans are subject to mandatory prepayment by the Purchaser. If, at any time, the aggregate amount of the outstanding Loans, together with accrued interest thereon, exceeds 50% of the aggregate value of all Shares which have been pledged by Purchaser to Chase (such value based on a per Share value of $7.875) then Purchaser shall be required to prepay the Loans in an amount sufficient to eliminate such excess.

      The Loans will be repayable upon the earliest to occur of (i) the date that the Merger is consummated, and (ii) the date that is 120 days after the Closing Date. The Loans may be prepaid by the Purchaser without penalty; such prepayments may not be reborrowed.

      The Credit Documentation will contain negative covenants which, among other things, limit indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions (but permitting the Merger), asset sales, leases, dividends and other payments, capital expenditures, investments, loans and advances, modifications of agreements, transactions with affiliates, sale-leasebacks, changes in fiscal year, negative pledges, change in lines of business, and changes in passive holding company status of Purchaser.

      The Credit Documentation will contain customary representations and warranties, including financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; no third party indebtedness or liens; no burdensome restrictions; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; year 2000 matters; accuracy of disclosure; and creation and perfection of liens in favor of Chase.

      The Credit Documentation will also require affirmative covenants, including delivery of financial statements, reports, officer's certificates and other materials and information requested by Chase; payment of obligations; continuation of business and maintenance of existence, rights and privileges; compliance with laws and contractual obligations; maintenance of property and insurance; maintenance of books and records; notices of defaults, litigation and other material events; and further assurances (including, without limitation, with respect to security interests in favor of Chase in after-acquired property).

      The Credit Documentation will contain customary events of default, including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies in representations and warranties; violation of covenants; cross-defaults; bankruptcy events; certain ERISA events; material judgments; and actual or asserted invalidity of any guaranty, security document or security interest provision and change of control.

      Purchaser will agree to pay all of the reasonable expenses and charges of Chase and releases and agrees to indemnify Chase, its officers, directors, employees, advisors, agents and affiliates from any claims and losses arising out of the New Credit Facility, except those arising out of the gross negligence or willful misconduct of the indemnified party.

                           9. CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the condition (the "Minimum Condition") that a number of Shares which constitutes at least a majority of each class the Shares outstanding on a fully diluted basis not then owned, beneficially or of record, by Purchaser shall have been tendered shall not have been satisfied, (ii) Purchaser shall not have obtained sufficient financing to enable it to purchase the Shares to be purchased by it and to pay fees and expenses of the Offer and the Merger, including, without limitation, fees and expenses incurred or to be incurred in connection with the financing (the "Financing Condition") or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

      (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company, or to compel Purchaser, to dispose of or hold separate all or any material portion of the business or assets of Purchaser as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Purchaser or any of its Affiliates to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions, (iv) seeking to require divestiture by Purchaser or any of its Affiliates of any Shares; or (v) which is reasonably likely to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of Purchaser or any of its Affiliates;

      (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or Affiliate of Purchaser or the Company, or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

      (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect;

      (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the AMEX, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Purchaser, might affect, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof which materially effects the Company;

      (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Purchaser or any of its Affiliates, or

      (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, the Merger or the Merger Agreement, or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

      (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement;

      (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

      (h) the Merger Agreement shall have been terminated in accordance with its terms; or

      (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion, except that the Minimum Condition may only be waived by Purchaser with the prior approval of the Company. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                10. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

      General. Except as described in this "The Tender Offer - 12. Certain Legal Matters; Regulatory Approvals," Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition of or ownership shares by Purchaser the Merger or otherwise. Should any such approval or other action be required, Purchaser currently contemplates that such approval of action will be sought. Except as otherwise expressly described in this "The Tender Offer - 12.

Certain Legal Matters; Regulatory Approvals," Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "The Tender Offer - 9. Conditions to the Offer" have occurred), Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or that certain parts of the business of the Company might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this "The Tender Offer - 12. Certain Legal Matters; Regulatory Approvals." See "The Tender Offer - 9. Conditions to the Offer."

      Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and the Company believe that the financing of the acquisition of the Shares will not violate the margin regulations.

                             11. FEES AND EXPENSES

      First Union Capital Markets Corp. is acting as the Dealer Manager in connection with the Offer and BHC, a division of First Union Capital Markets Corp., has provided certain financial advisory services in connection with the proposed Offer and Merger. In connection with such financial advisory services, the Company has agreed to pay a fee of up to $450,000 and to reimburse BHC for certain reasonable out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with such services. In exchange for its services as Dealer Manager, Purchaser has agreed to pay First Union Capital Markets Corp. $100,000 and to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses, including reasonable attorneys' fees. The Company will also indemnify BHC and the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

      Purchaser has retained American Stock Transfer & Trust Company to act as the Information Agent and The ChaseMellon Shareholder Services, LLC to serve as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

      The following table sets forth the estimated expenses incurred in connection with the Offer and the Merger by the Company, Purchaser and the Continuing Shareholders:

         Investment banking fees - Bowles Hollowell Conner        $  450,000
         Investment banking fees - Peter J. Solomon                  240,000
         Dealer Manager - First Union Capital Markets Corp           100,000
         Debt financing discounts and commissions                    125,000
         Legal fees                                                  300,000
         SEC filing fee                                                2,000
         Printing and mailing expenses                                10,000
         Information Agent fees                                        5,000
         Independent Directors                                        50,000
         Depositary fees                                              25,000
         Special Committee fees and expenses                          50,000
         Miscellaneous (including out-of-pocket expenses
            of professionals)                                         75,000
              Total                                               $1,432,000

      The above fees and expenses include fees and expenses incurred by or on behalf of Purchaser and/or the Continuing Shareholders in connection with the Offer and the Merger that will, in effect, be borne by the Company if the Merger is consummated, since, by operation of law, in a merger, the Surviving Corporation assumes and becomes liable for the obligations of the entity merging into it.

      The Merger Agreement provides that, except in certain circumstances, in the event of termination of the Merger Agreement without consummation of the Merger, the Company, on the one hand, and Purchaser, on the other hand, will pay their own expenses. The fees and expenses to be borne by the Company will include those of financial advisors (including BHC and Peter J. Solomon), accountants and counsel for the Company and the Special Committee, and fees and expenses for the preparation, printing, mailing and filing of documents used in connection with the Offer and the Merger. The fees and expenses of Purchaser will include any commitment and other fees or expenses of any person providing or proposing to provide debt financing and fees and expenses of counsel for Purchaser. If termination of the Merger Agreement is not due to a breach by Purchaser of its representations, warranties or covenants in the Merger Agreement, then the Company is to reimburse Purchaser for the fees and expenses incurred by it in connection with the Merger, with the maximum reimbursement by the Company being $1,000,000. See "Special Factors - 2. The Offer and Merger; Merger Agreement." For information regarding payment of fees and expenses to the Special Committee, see "Special Factors - 1. Background of the Offer; Contacts with the Company." Interests of Certain Persons in the Merger and the Company." For information regarding Peter J. Solomon's engagement by the Company and the payment of fees and expense in connection with that engagement, see "Special Factors - 1. Background of the Offer; Contacts with the Company."

      Neither Purchaser nor the Continuing Shareholders will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                               12. MISCELLANEOUS

      Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      Purchaser has filed with the Commission the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in "The Tender Offer - 6. Certain Information Concerning the Company" (except that such material will not be available at the regional offices of the Commission).


                                       Concord Merger Corp.

August 4, 1999

                                   SCHEDULE I

                [LETTERHEAD OF PETER J. SOLOMON COMPANY LIMITED]

                                                                   July 29, 1999

Special Committee of the Board of Directors
Concord Fabrics Inc.
1359 Broadway
New York, NY 10018

Ladies and Gentlemen:

      You have asked us to advise you with respect to the fairness to the shareholders of Concord Fabrics Inc. (the "Company") other than Concord Merger Corp. ("Merger Corp.") and its affiliates from a financial point of view of the consideration proposed to be paid by Merger Corp. pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), draft of July 28, 1999, between the Company and Merger Corp.

      We understand that Merger Corp. has been formed by an investor group that includes Alvin Weinstein, the Chairman of the Company, Earl Kramer, the President of the Company, David Weinstein, the President of the Company's Concord House Division, and other members of the Weinstein family (the "Investor Group") and has made an offer to purchase all of the Class A and Class B common shares (the "Common Shares") and common share equivalents of the Company not owned by Merger Corp., the members of the Investor Group and their affiliates for a price of $7.875 per share (the "Transaction"). We understand that, pursuant to the Agreement, Merger Corp. will commence a tender offer for the outstanding Common Shares not owned by Merger Corp. and its affiliates and, upon completion thereof, intends to merge itself with and into the Company. We further understand that Merger Corp. and the Investor Group currently own approximately 63% of the outstanding Common Shares.

For purposes of the opinion set forth herein, we have:

            (i) reviewed certain publicly available financial statements and other information of the Company;

            (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

            (iii) reviewed certain financial projections of the Company prepared by the management of the Company;

            (iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

            (v) reviewed the reported prices and trading activity of the Common Shares;

            (vi) compared the financial performance and condition of the Company and the liquidity of the Common Shares with that of certain other comparable publicly-traded companies;

            (vii) reviewed publicly available information regarding the financial terms of certain transactions deemed comparable, in whole or in part, to the Transaction;

            (viii) participated in certain discussions among representatives of the Company and Merger Corp.;

            (ix) reviewed the Agreement, draft of July 28, 1999 (and we have assumed that the final form thereof will not vary in any regard that is material to our analysis); and

            (x) performed such other analyses as we have deemed appropriate.

      We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed, with your permission, that the financial projections were reasonably prepared on a basis which reflects the best currently available estimates and judgements of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or properties of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. For purposes of rendering this opinion, we have assumed and relied upon, in all respects material to our analysis, the following: that the representations and warranties of each party contained in the Agreement are true and correct; that each party will perform all of the covenants and agreements required to be performed by it and that all of the conditions to the Transaction will be satisfied without waiver thereof. We have assumed, with your permission, for purposes of this opinion that the proposed consummation of the Transaction as set forth in the Agreement complies in all material respects with all statutory, common and other applicable law. We have also assumed that all material governmental, regulatory and other consents and approvals will be obtained and that in the course of obtaining any of the foregoing, as contemplated by the Agreement, no restrictions or conditions will be imposed or waivers made that would have any material effect on the Transaction. We have relied as to all legal matters on advice of counsel to the Special Committee of the Board of Directors of the Company (the "Special Committee"). Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, July 29, 1999.

      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the sale or other business combination transaction involving the Company or any of its assets. The Company represented to us that it had not received any expressions of interest or offers from any party with respect to any such transaction. Further, the members of the Investor Group represented to us that they would not entertain or accept any offers from any party to purchase their Common Shares. Our opinion is predicated on these bases.

      We have acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the delivery of this opinion.

      This letter is provided solely for the information of the Special Committee and is not expressed on behalf of and is not intended to confer rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent (except that this letter may be included in its entirety in any filings made with respect to the Transaction with the Securities and Exchange Commission). This letter does not constitute a recommendation to any holder of Common Shares as to whether or not such holder should tender shares or how any such holder should vote on the Transaction.

      Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the shareholders of the Company other than Merger Corp. and its affiliates in connection with the Transaction is fair from a financial point of view to the shareholders of the Company other than Merger Corp. and its affiliates.

                              Very truly yours,


                              PETER J. SOLOMON COMPANY LIMITED

                                   SCHEDULE II

                  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

      The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. The address of each director and officer is c/o Concord Fabrics Inc., 1359 Broadway, New York, New York 10018. Unless otherwise indicated, each occupation set forth below an individual's name refers to employment with Concord Fabrics Inc. (the "Company"). All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of the Company, or the organization indicated, for the past five years.

                  DIRECTORS AND EXECUTIVE OFFICER OF PURCHASER

                                     Present Principal Occupation Employment;
    Name, Citizenship             Material Positions Held During the Past Five
and Certain Business Address         Years and Business Addresses Thereof
----------------------------         ------------------------------------

Alvin Weinstein                Chairman of the Board of Directors of the Company

                               Chairman of the Board of Directors of
                               Concord Merger Corp. since July 29, 1999

David Weinstein                President of the Concord House Division
                               of Concord Fabrics, Inc.

                               Vice President of Concord Merger Corp. since July 29, 1999

Joan Weinstein                 Secretary of the Company

                               Secretary of Concord Merger Corp. since July 29, 1999

Earl Kramer                    President of the Company

                               President of Concord Merger Corp. since July 29, 1999

                                  SCHEDULE III

               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and
      (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for the approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to
                  section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
                  (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
      (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
      (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
      (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   SCHEDULE IV

                   CERTAIN FINANCIAL STATEMENTS OF THE COMPANY

                       [LETTERHEAD OF EISNER & LUBIN LLP]

                          Independent Auditors' Report

To the Board of Directors and Stockholders
Concord Fabrics Inc.

     We have audited the accompanying consolidated balance sheet of Concord Fabrics Inc. and Subsidiaries as at September 1, 1996, and the related consolidated statements of stockholders' equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concord Fabrics Inc. and Subsidiaries as at September 1, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The audit of the financial statements was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index of financial statement schedules is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The information in this schedule for the year ended September 1, 1996 has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                    /s/ Eisner & Lubin LLP
                                                    ----------------------------
                                                    CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
November 13, 1996

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                       AUGUST 30, 1998 AND AUGUST 31, 1997

                                                                                      August 30,    August 31,
                                       ASSETS                                            1998          1997
                                                                                     -----------   -----------
CURRENT ASSETS:
    Cash and cash equivalents                                                        $ 8,678,053   $ 7,381,044
    Investments in held-to-maturity securities (Note 1)                               14,593,225    13,522,758
    Accounts receivable (less doubtful accounts of $1,350,000 in
       1998 and 1997)                                                                 18,003,495    21,311,977
    Inventories (Notes 1 and 2)                                                       16,015,819    12,903,902
    Prepaid and refundable income taxes                                                     --         255,000
    Prepaid expenses and other current assets                                          1,289,839     1,416,839
    Deferred income taxes (Note 5)                                                     1,935,000     1,773,000
                                                                                     -----------   -----------
                 Total current assets                                                 60,515,431    58,564,520

PROPERTY, PLANT AND EQUIPMENT, net (Notes 1 and 3)                                     9,159,596     7,438,260
PROPERTY, PLANT AND EQUIPMENT HELD FOR SALE, at estimated disposal value (Note 16)     1,352,319     1,936,969
PROPERTY AND PLANT LEASED TO OTHERS (Note 14)                                          1,737,052     1,889,212
OTHER ASSETS (Note 4)                                                                  3,119,732     3,205,145
                                                                                     -----------   -----------
                 Total assets                                                        $75,884,130   $73,034,106
                                                                                     ===========   ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of notes payable                                                 $ 2,850,000   $      --
    Accounts payable                                                                   4,608,507     4,293,207
    Accrued expenses (Note 7)                                                          3,298,883     3,478,487
    Income taxes payable                                                                  59,000          --
                                                                                     -----------   -----------
                 Total current liabilities                                            10,816,390     7,771,694

NOTES PAYABLE (Note 9)                                                                17,150,000    20,000,000

DEFERRED INCOME TAXES (Note 5)                                                           288,000       550,000

OTHER LIABILITIES                                                                        556,249       484,249
                                                                                     -----------   -----------
                 Total liabilities                                                    28,810,639    28,805,943
                                                                                     -----------   -----------

STOCKHOLDERS' EQUITY:
    Common stock-
       Class A - $.50 par value, authorized $4,000,000 shares,
          issued 2,237,656 shares in 1998 and 2,209,006 shares in 1997                 1,118,828     1,104,503
       Class B - $.50 par value, authorized 4,000,000 shares, issued 1,447,451
          shares in 1998 and 1,456,101 shares in 1997                                    723,726       728,051
    Additional paid-in capital                                                         9,274,561     9,192,061
    Retained earnings                                                                 35,956,376    33,203,548
                                                                                     -----------   -----------
                 Total stockholders' equity                                           47,073,491    44,228,163
                                                                                     -----------   -----------
                 Total liabilities and stockholders' equity                          $75,884,130   $73,034,106
                                                                                     ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

   FOR THE YEARS ENDED AUGUST 30, 1998, AUGUST 31, 1997 AND SEPTEMBER 1, 1996

                                                                             August 30,     August 31,    September 1,
                                                                                1998           1997           1996
                                                                            ------------   ------------   ------------
NET SALES                                                                   $101,296,721   $108,820,287   $146,561,416
                                                                            ------------   ------------   ------------
EXPENSES:

    Cost of sales                                                             70,644,721     76,302,759    108,814,265
    Merchandising expenses                                                     7,520,710      6,933,616      9,070,758
    Selling and shipping expenses                                              7,706,088      8,979,360     12,189,783
    General and administrative expenses                                        9,067,241      9,143,052     11,890,945
    Provision for doubtful accounts                                              298,000        901,000      1,070,000
    Interest expense, net (Note 11)                                              777,133      1,101,775      1,811,747
    Provision for impairment in value of property held for sale (Note 16)        500,000           --             --
                                                                            ------------   ------------   ------------
                 Total expenses                                               96,513,893    103,361,562    144,847,498
                                                                            ------------   ------------   ------------
                 Earnings before income tax provision                          4,782,828      5,458,725      1,713,918
INCOME TAX PROVISION (Note 5)                                                  2,030,000      2,100,000        776,000
                                                                            ------------   ------------   ------------
                 Net earnings                                               $  2,752,828   $  3,358,725   $    937,918
                                                                            ============   ============   ============
BASIC EARNINGS PER SHARE (Notes 1 and 13)                                   $       0.75   $       0.92   $       0.26
                                                                            ------------   ------------   ------------
DILUTED EARNINGS PER SHARE                                                  $       0.72   $       0.90   $       0.26
                                                                            ============   ============   ============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC
   EARNINGS PER SHARE                                                          3,673,788      3,661,591      3,630,329
                                                                            ============   ============   ============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING DILUTED
   EARNINGS PER SHARE                                                          3,820,285      3,749,718      3,675,364
                                                                            ============   ============   ============


        The accompanying notes are an integral part of these statements.

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

   FOR THE YEARS ENDED AUGUST 30, 1998, AUGUST 31, 1997 AND SEPTEMBER 1, 1996

                                                         Class A Common Stock     Class B Common Stock
                                                       ------------------------------------------------
                                                       Number        Dollar      Number         Dollar
                                                      of Shares      Value      of Shares       Value
                                                       ---------   ----------   ----------    ---------
BALANCE, September 3, 1995                             2,105,611   $1,052,805    1,509,451    $ 754,726

    Net earnings                                            --           --           --           --

    Conversion from Class B shares to Class A shares          50           25          (50)         (25)

    Exercise of stock options (Note 13)                   41,295       20,648         --           --
                                                       ---------   ----------   ----------    ---------

BALANCE, September 1, 1996                             2,146,956    1,073,478    1,509,401      754,701

    Net earnings                                            --           --           --           --

    Conversion from Class B shares to Class A shares      53,300       26,650      (53,300)     (26,650)

    Exercise of stock options (Note 13)                    8,750        4,375         --           --
                                                       ---------   ----------   ----------    ---------

BALANCE, August 31, 1997                               2,209,006    1,104,503    1,456,101      728,051

    Net earnings                                            --           --           --           --

    Conversion from Class B shares to Class A shares       8,650        4,325       (8,650)      (4,325)

    Exercise of stock options (Note 13)                   20,000       10,000         --           --
                                                       ---------   ----------   ----------    ---------
BALANCE, August 30, 1998                               2,237,656   $1,118,828    1,447,451    $ 723,726
                                                       =========   ==========   ==========    =========


                                                            Additional                    Total
                                                            Paid-in       Retained    Stockholders'
                                                            Capital       Earnings      Equity
                                                            ----------   -----------   -----------
BALANCE, September 3, 1995                                  $9,062,885   $28,906,905   $39,777,321

    Net earnings                                                  --         937,918       937,918

    Conversion from Class B shares to Class A shares              --            --            --

    Exercise of stock options (Note 13)                        103,238          --         123,886
                                                            ----------   -----------   -----------

BALANCE, September 1, 1996                                   9,166,123    29,844,823    40,839,125

    Net earnings                                                  --       3,358,725     3,358,725

    Conversion from Class B shares to Class A shares              --            --            --

    Exercise of stock options (Note 13)                         25,938          --          30,313
                                                            ----------   -----------   -----------

BALANCE, August 31, 1997                                     9,192,061    33,203,548    44,228,163

    Net earnings                                                  --       2,752,828     2,752,828

    Conversion from Class B shares to Class A shares              --            --            --

    Exercise of stock options (Note 13)                         82,500          --          92,500
                                                            ----------   -----------   -----------
BALANCE, August 30, 1998                                    $9,274,561   $35,956,376   $47,073,491
                                                            ==========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR THE YEARS ENDED AUGUST 30, 1998, AUGUST 31, 1997 AND SEPTEMBER 1, 1996


                                                               August 30, 1998    August 31,      September 1,
                                                                    1998            1997             1996
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                 $  2,752,828    $  3,358,725    $    937,918
   Adjustments to reconcile net earnings to net cash provided by operating activities-
       Depreciation and amortization                               1,865,161       1,724,099       1,813,123
       Deferred income taxes                                        (424,000)        365,000         370,000
       Provision for doubtful accounts                               298,000         901,000       1,070,000
       Loss on sale of equipment                                        --              --            52,569
       Loss on disposal of equipment                                  12,820            --              --
       Loss on disposal of leasehold improvements                       --            51,000            --
       Provision for impairment in value of property held for
          sale                                                       500,000            --              --
   Change in assets and liabilities-
     Decrease (increase) in-
       Accounts receivable                                         3,010,482       4,884,129        (257,400)
       Inventories                                                (3,111,917)      4,419,277       6,748,247
       Prepaid and refundable income taxes                           255,000         168,200       1,627,800
       Prepaid expenses and other current assets                     127,000         203,480         732,084
       Other assets                                                   50,109        (783,691)       (112,236)
     Increase (decrease) in-
       Accounts payable                                              315,300      (2,639,270)     (1,990,962)
       Accrued expenses                                             (179,604)       (889,544)     (1,002,044)
       Income taxes payable                                           59,000            --              --
       Other liabilities                                              72,000          60,000          63,159
                                                                ------------    ------------    ------------
              Net cash provided by operating activities            5,602,179      11,822,405      10,052,258
                                                                ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of held-to-maturity securities                      (21,507,767)    (45,193,998)           --
   Proceeds from sales of held-to-maturity securities             20,437,300      31,671,240            --
   Purchases of property, plant and equipment                     (3,411,853)       (942,328)     (1,695,758)
   Proceeds from sale of equipment                                    84,650         250,390         900,520
                                                                ------------    ------------    ------------
               Net cash used in investing activities              (4,397,670)    (14,214,696)       (795,238)
                                                                ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of notes payable - banks, net                               --              --        (2,000,000)
   Issuance of Class A common stock pursuant to stock options
     exercised                                                        92,500          30,311         123,885
                                                                ------------    ------------    ------------
              Net cash provided by (used in) financing
                 activities                                           92,500          30,311      (1,876,115)
                                                                ------------    ------------    ------------
              Net increase (decrease) in cash and cash
                 equivalents                                       1,297,009      (2,361,980)      7,380,905

CASH AND CASH EQUIVALENTS, beginning of year                       7,381,044       9,743,024       2,362,119
                                                                ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                          $  8,678,053    $  7,381,044    $  9,743,024
                                                                ============    ============    ============

        The accompanying notes are an integral part of these statements.

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             AUGUST 30, 1998, AUGUST 31, 1997 AND SEPTEMBER 1, 1996


1.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

Business of the Company

The Company's principal business is the manufacture and distribution of woven and knitted fabrics for sale to manufacturers (primarily of home furnishing and apparel), and to retailers (including chains, department stores and independently owned fabric stores) for resale to the home sewing market.

Principles of Consolidation

The financial statements include the accounts of Concord Fabrics Inc. and its wholly owned subsidiaries (the "Company"). All intercompany investments, advances and transactions have been eliminated.

Inventories

Inventories are stated at lower of cost or market using the first-in, first-out method. Inventory costs comprise material, direct labor and overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.

Depreciation is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Deferred income taxes are provided for the difference between depreciation expense for financial reporting purposes and for income tax purposes. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

Investments

The Company's investments are in debt securities and stated at amortized cost. The Company has the positive intent and ability to hold the securities to maturity.

Cash Equivalents

For reporting purposes, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents including commercial paper aggregate $5,700,000 at August 30, 1998 and $5,600,000 at August 31, 1997.

Stock Options

In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This statement establishes a fair market value based method of accounting for an employee stock option or similar equity instrument but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Companies electing to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied (Note 13). The Company has elected to continue accounting for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and to provide the disclosures required by SFAS No. 123.

Earnings Per Share

In 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the period under the Company stock option Incentive Program (Note 13). All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS No. 128 requirements.

Fiscal Year

The Company operated on a 52-53 week year ending on the Sunday closest to August
31. The years ended August 30, 1998, August 31, 1997 and September 1, 1996 were comprised of fifty-two weeks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  INVENTORIES

Inventories consist of the following:

                                             August 30,   August 31,
                                                1998         1997
                                            -----------  -----------
     Finished goods                         $ 8,844,722  $ 8,164,772
     Work-in-process                          2,596,291    2,527,339
     Greige goods and yarn                    4,574,806    2,211,791
                                            -----------  -----------
                                            $16,015,819  $12,903,902
                                            ===========  ===========

At August 30, 1998, the Company had outstanding commitments to purchase greige goods aggregating approximately $4,500,000.

3.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                                   Estimated
                                            August 30,    August 31,              Useful Life
                                               1998          1997                  (in years)
                                           -----------   -----------             -------------
      Land                                 $    78,503   $    78,503                   --
      Buildings                              2,568,195     2,568,195                19 to 40
      Machinery and equipment                9,442,309     7,414,592                 5 to 9
      Furniture and fixtures                 2,021,457     1,650,269                 3 to 8
      Leasehold improvements                 2,587,301     2,126,870   Term of lease or life of asset
                                           -----------   -----------
                                            16,697,765    13,838,429
      Less- Accumulated depreciation and
        amortization                         7,538,169     6,400,169
                                           -----------   -----------
                Net                        $ 9,159,596   $ 7,438,260
                                           ===========   ===========

4.  OTHER ASSETS

The Company maintains several insurance policies on the lives of its officers and directors with a total face value of $9,843,000. At August 30, 1998 and August 31, 1997, the cash surrender value on these policies aggregated $2,641,000 and $2,456,000, respectively, and are included in other assets in the accompanying consolidated balance sheets.

5.  INCOME TAXES

Income tax provision (benefit) on the consolidated statements of income consists of the following:

                                         August 30,   August 31,  September 1,
                                            1998         1997        1996
                                         ----------   ----------  -----------
          Current:
              Federal                    $1,970,000   $1,480,000    $346,000
              State and local               484,000      255,000      60,000
          Deferred:
              Federal                      (361,000)     216,000     284,000
              State and local               (63,000)     149,000      86,000
                                         ----------   ----------    --------
                                         $2,030,000   $2,100,000    $776,000
                                         ==========   ==========    ========

Income taxes computed at the statutory Federal income tax rate are reconciled to income tax provision (benefit) on the consolidated statements of income as follows:

                                                        August 30,   August 31,  September 1,
                                                           1998         1997        1996
                                                        ----------   ----------  ------------
          Income taxes at statutory Federal income
              tax rate                                  $1,630,000   $1,856,000    $583,000
          Effect of:
              State and local income taxes (net of
                 Federal income taxes)                     278,000      270,000      96,000
              Nondeductible expenses                       122,000      (12,000)    107,000
              Foreign sales corporation                         --      (14,000)    (10,000)
                                                        ----------   ----------  ----------
                                                        $2,030,000   $2,100,000    $776,000
                                                        ==========   ==========    ========

Deferred tax assets and liabilities are comprised of the following elements:

                                                                    August 30,     August 31,
                                                                      1998            1997
                                                                   -----------    -----------
Gross deferred assets:
    Excess of tax over financial statement basis of property and
       plant leased to others                                      $   171,500    $   173,000
    Estimated doubtful accounts                                        540,000        540,000

    Excess of tax over financial statement basis of inventory        1,051,700        941,000
    Accruals deductible for tax purposes when paid                     427,500        421,000
                                                                   -----------    -----------
          Gross deferred assets                                      2,190,700      2,075,000
                                                                   -----------    -----------

Excess of financial statement over tax basis of property, plant
    and equipment                                                      325,700        431,000
Excess of financial statement over tax basis of property, plant
    and equipment held for sale                                        218,000        421,000
                                                                   -----------    -----------
          Gross deferred liabilities                                   543,700        852,000
                                                                   -----------    -----------
          Net deferred taxes                                       $ 1,647,000    $ 1,223,000
                                                                   ===========    ===========

Reflected on consolidated balance sheets:
    Current deferred asset, net                                    $ 1,935,000    $ 1,773,000
    Noncurrent deferred (liability), net                              (288,000)      (550,000)
                                                                   -----------    -----------
          Net deferred taxes                                       $ 1,647,000    $ 1,223,000
                                                                   ===========    ===========

6.  NOTES PAYABLE - BANKS

The Company has total bank lines of credit aggregating $20,000,000. Amounts borrowed are generally due in 30 to 90 days. The line of credit arrangements are informal and are cancelable at the banks' option and provide for borrowings at the prime lending rate. There were no borrowings under these arrangements at August 30, 1998 and August 31, 1997.

7.  ACCRUED EXPENSES

                                                                          August 30,   August 31,
                                                                             1998         1997
                                                                          ----------  ----------
      Interest                                                            $  474,425  $  474,425
      Salaries, commissions and other performance-
          related compensation                                             1,484,085   1,685,795
      Profit sharing (Note 8)                                                335,000     345,000
      Miscellaneous expenses                                               1,005,373     973,267
                                                                          ----------  ----------
                                                                          $3,298,883  $3,478,487
                                                                          ==========  ==========

8.  PROFIT SHARING PLAN

The Company has a noncontributory profit sharing plan, for the benefit of eligible full-time employees, which provides for a minimum annual contribution to a trust fund based on percentages of pretax profits (as defined). The Board of Directors may increase such minimum annual contribution at its sole discretion, but all contributions are limited to the maximum amount deductible for federal income tax purposes. Contributions of $335,000, $345,000 and $150,000 were made for the years ended August 30, 1998, August 31, 1997 and September 1, 1996, respectively.

9.  NOTES PAYABLE

On November 30, 1994, the Company borrowed $20,000,000 from an insurance company. In December 1996, the insurance company sold $10,000,000 of the above amount to a financial institution.

The unsecured loans bear interest at 9.31% a year and are repayable in seven equal annual installments commencing November 30, 1998. A portion of the loan proceeds was used to prepay a previous outstanding loan.

The loan agreement requires maintenance of tangible net worth of approximately $39,700,000 at August 30, 1998. The Company must also maintain, at each fiscal quarter end, ratios of current assets to current liabilities and current assets to total liabilities of not less than 1.5 to 1 and 1.4 to 1, respectively, and may not permit debt for borrowed money to exceed 55% of capitalization (as defined). The agreement also prohibits the pledging of assets and restricts dividends and redemptions of capital stock to $3,000,000 plus 50% of consolidated net income (as defined) subsequent to August 28, 1994.

At August 30, 1998, $5,843,000 was available for such payments. The Company was in compliance with these covenants as of August 30, 1998.

10.  LEASES

The Company leases showroom and office space and various equipment under leases expiring at various dates to 2003.

Minimum rental payments under long-term leases in effect at August 30, 1998 are as follows:

           Year ending:
               1999                                 $  835,000
               2000                                    701,000
               2001                                    651,000
               2002                                    651,000
               2003                                    271,000
                                                    ----------
                                                    $3,109,000
                                                    ==========

Rent expense aggregated $1,396,000 in 1998, $1,467,000 in 1997 and $1,925,000 in
1996.

11.  INTEREST EXPENSE

Interest expense, net on the consolidated statements of income, consists of the following:

                                      August 30,   August 31,    September 1,
                                         1998         1997          1996
                                     -----------   ----------    ----------
      Interest expense               $ 1,862,000   $1,856,896    $1,950,121
      Interest income                 (1,084,867)    (755,121)     (138,374)
                                     -----------   ----------    ----------
                        Net          $   777,133   $1,101,775    $1,811,747
                                     ===========   ==========    ==========

12.  COMMON STOCK

The Class A and Class B shares principally differ as follows:

     a. The Class A shares have a 15% dividend preference and a 10% liquidation preference with respect to the Class B shares.

     b. Holders of Class A shares are entitled to one vote a share whereas holders of Class B shares are entitled to ten votes a share.

     c. Holders of Class A shares, voting as a separate class, are entitled to elect 25% of the Company's directors and holders of Class B shares, voting as a separate class, are entitled to elect the remaining directors.

     d. Class B shares are convertible into Class A shares on the basis of one share of Class A shares for each share of Class B shares; Class A shares have no conversion rights. During the years ended August 30, 1998, August 31, 1997 and September 1, 1996, 8,650, 53,300 and 50
          Class B shares, respectively, were converted to an equal number of Class A shares.

13.  STOCK OPTIONS

Pursuant to an Incentive Program adopted on January 10, 1989, and amended on December 4, 1996, awards (as defined) may be granted to key employees and directors of the Company up to a maximum of 500,000 shares of the Company's Class A common stock.

On January 10, 1989, options to purchase an aggregate of 150,000 shares of the Company's Class A common stock at $3 a share (fair market value at such date) were granted to three employees. The options are exercisable in five annual installments commencing January 10, 1995, and expire ten years from the date of grant.

On March 1, 1994, an option to purchase 10,000 shares of the Company's Class A common stock at $9.50 a share (fair market value at such date) was granted to an employee. The option was canceled upon the employee's termination of employment during the year ended September 3, 1995.

On January 9, 1996, options to purchase an aggregate of 200,000 shares of the Company's Class A common stock at $4.625 a share (fair market value at such date), were granted to two employees. The options are exercisable in five annual installments commencing January 9, 1997 and expire ten years from the date of the grant.

On January 9, 1996, options to purchase 5,000 shares of the Company's Class A stock at $4.625 (fair market value at such date) were granted to two outside directors. The options became exercisable one year from the date of grant and terminate the sooner of five years, or two years after a director's termination.

On September 2, 1996, additional options to purchase 5,000 shares of the Company's Class A common stock at $6.625 (fair market value at such date) were granted to the above outside directors.

On January 14, 1997, the Company granted an option to the Chairman of the Board of Directors to purchase an aggregate of 70,000 shares of the Company's Class A common stock at $7.0125 a share (110% of the fair market value on such date). This option is exercisable in five annual installments commencing January 14, 1998, and expires five years from the date of grant. The Chairman was also granted an option to purchase 30,000 shares of the Company's Class A common stock at $6.375 (fair market at such date). The option is exercisable in five annual installments commencing January 14, 1998 and expires ten years from the date of grant.

On January 13, 1998, options to purchase 7,500 shares of the Company's Class A stock at $8.875 (fair market value at such date) were granted to three outside directors. The options are exercisable January 13, 1999 and expire five years from the date of grant.

The following table reflects activity under the plan:

                                                                Options Outstanding
                                                     ------------------------------------------------
                                                                                            Weighted
                                                                                             Average
                                   Shares Available                                         Exercise
                                       for Grant           Shares             Amount         Price
                                   ----------------   -------------      -------------     ---------
       At September 3, 1995                 350,000         100,000       $    300,000     $    3.00
           Granted                         (205,000)        205,000            948,125          4.63
           Exercised (1)                         --         (41,295)          (123,886)        (3.00)
           Canceled                           2,455          (2,455)            (7,365)        (3.00)
                                   ----------------   -------------      -------------     ---------
       At September 1, 1996                 147,455         261,250          1,116,874          4.28
           Granted                         (105,000)        105,000            715,250          6.81
           Exercised (1)                         --          (8,750)           (30,313)        (3.46)
                                   ----------------   -------------      -------------     ---------
       At August 31, 1997                    42,455         357,500          1,801,811          5.04
           Granted                           (7,500)          7,500             66,563          8.88
           Exercised (1)                         --         (20,000)           (92,500)        (4.63)
                                   ----------------   -------------      -------------     ---------
       At August 30, 1998                    34,955         345,000       $  1,775,874     $    5.15
                                   ================   =============       ============     =========

       (1) The excess of the exercise price over the par value of the Class A common stock issued has been credited to additional paid-in capital as follows:

            Year-End                                       Amount
            --------                                      --------
       August 30, 1998                                 $        82,500
       August 31, 1997                                          25,938
       September 1, 1996                                       103,238

The Company accounts for equity-based awards granted to employees and directors under APB Opinion No. 25 under which no compensation cost has been recognized for stock options granted at fair market value. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net earnings and basic earnings per share would have decreased to the following pro forma amounts:

                                             Year Ended
                          August 30, 1998   August 31, 1997   September 1, 1996
                          ---------------   ---------------   -----------------
      Net earnings:
          As Reported      $ 2,752,828      $ 3,358,725           $ 937,918
          Pro Forma          2,675,716        3,285,025             890,718

      Basic EPS:
          As Reported      $      0.75      $      0.92           $    0.26
          Pro Forma               0.73             0.90                0.25

The SFAS No. 123 method of accounting has not been applied to options granted prior to September 3, 1995. The resulting pro forma compensation expense may not be indicative of pro forma expense in future years.

The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                            1998          1997          1996
                                            ----          ----          ----
      Risk-free interest rates              6.00%         6.00%         6.00%
      Expected lives                      5 years       6 years       5 years
      Expected volatility                  39.00%        38.00%        40.00%
      Expected dividend yields              0.00%         0.00%         0.00%

For options granted at an exercise price equal to fair market value, the weighted average fair value of such options is $4.99 and the weighted average of the exercise price of such options is $3.67.

For an option granted during fiscal 1997 at an exercise price greater than fair market value, the fair value of such option is $6.38 and the exercise price is $4.92.

The following table summarizes information about stock options outstanding at August 30, 1998:

                                Outstanding                                            Options Exercisable
- --------------------------------------------------------------------------    ------------------------------------
                      Number         Weighted Average     Weighted Average         Number         Weighted Average
  Exercise       Outstanding at        Remaining             Exercise         Exercisable at         Exercise
   Price        August 30, 1998     Contractual Life          Price           August 30, 1998          Price
- ----------      ---------------     -----------------     ----------------    ---------------     ----------------
  $ 3.0000             50,000             1.0             $   3.0000               50,000          $  3.0000
    4.6250            182,500             8.0                 4.6250               62,500             4.6250
    6.6250              5,000             3.0                 6.6250                5,000             6.6250
    6.3750             30,000             8.0                 6.3750                6,000             6.3750
    7.0125             70,000             3.0                 7.0125               14,000             7.0125
    8.8750              7,500             5.0                 8.8750                   --             8.8750
                -------------                                                ------------
                      345,000                                                     137,500
                =============                                                ============

14.  PROPERTY AND PLANT LEASED TO OTHERS

In February 1994, the Company sold its Chino, California machinery and equipment and leased the land and building for a five-year period at an annual net rental of $297,000. The lessee was also granted the option to purchase the land and building during the lease period for $2,900,000. If the lessee does not exercise its purchase option, the Company intends to put the property up for sale.

15.  ACQUISITION OF KAT-EM INTERNATIONAL, INC.

On April 18, 1994, the Company purchased all of the capital stock of Kat-Em International, Inc. (Kat-Em), an importer of printed and solid finished fabrics used in the apparel industry.

During 1996, the Company decided to wind down the Kat-Em operations and in August 1996, Kat-Em was merged into Concord Fabrics Inc.

16.  PROPERTY, PLANT AND EQUIPMENT HELD FOR SALE

The Company decided to dispose of its Washington, Georgia dyeing and finishing plant and is actively searching for a buyer; manufacturing operations ceased October 6, 1995. At such time, the Company estimated the net realizable value of the facility and accrued expenses for an estimated disposition period.

In fiscal 1998, the Company reevaluated the facility and, accordingly, recorded a charge of $500,000 reflecting the estimated impairment in value. During fiscal 1997, the Company repaired the facility's roof at a cost of $130,000 which was charged to operations.

17.  SUPPLEMENTAL INFORMATION -
     CONSOLIDATED STATEMENTS OF
     CASH FLOWS

                                       August 30,   August 31,    September 1,
                                          1998        1997           1996
                                     ------------   ----------   -------------
       Cash paid (refunded) for:
           Interest                  $ 1,862,000   $ 1,862,000   $ 1,984,000
           Income taxes                2,139,000     1,671,000    (1,229,000)

18.  CONCENTRATION OF CREDIT RISK

Cash in banks, based on bank statement balances, exceeded federally insured limits by approximately $1,110,000 and $2,675,000 at August 30, 1998 and 1997, respectively. The Company's investment in commercial paper at August 30, 1998 and August 31, 1997 were with financial institutions.

Accounts receivable from manufacturers and retailers aggregated approximately $12,585,000 and $6,768,000 at August 30, 1998, and $14,604,000 and $8,059,000 at
August 31, 1997, respectively. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

19.  FAIR VALUES OF
     FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, temporary investments and debt. The following summarizes the methods used to estimate the fair market value of these financial instruments.

The carrying values of cash and temporary investments approximate their fair values due to their short-term maturities.

The carrying value of the $20,000,000 notes payable at August 30, 1998 approximates fair value based on their future cash flows discounted at a current rate for debt with similar terms and maturities.

At August 30, 1998 and August 31, 1997, letters of credit amounting to approximately $627,000 and $260,000, respectively, relating to purchase commitments issued to foreign suppliers were outstanding.

Item 1. Financial Statements
        --------------------

                       CONCORD FABRICS INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (Unaudited)

                                    (Note A)

                             For the Thirty-Nine Weeks Ended  For the Thirteen Weeks Ended
                             -------------------------------  ----------------------------
                                    May 30,         May 31,        May 30,        May 31,
                                     1999            1998           1999           1998
                                 -----------     -----------    -----------    -----------
Net Sales .....................  $65,809,885     $76,462,685    $23,237,307    $25,617,436
                                 -----------     -----------    -----------    -----------
Cost of Sales .................   44,691,217      52,780,855     15,525,106     17,719,965
Merchandising Expenses ........    4,739,378       5,769,593      1,588,162      1,987,002
Selling and Shipping Expenses .    6,026,743       5,890,367      2,108,511      2,036,796
General and Administrative
   Expenses ...................    7,021,195       7,111,090      2,308,627      2,196,152
Interest Expense (Net) ........      520,707         569,504        167,116        216,349
Loss on sale of plant .........       86,849         -0-             86,849        -0-
                                 -----------     -----------    -----------    -----------
      Total ...................  $63,086,089     $72,121,409    $21,784,371    $24,156,264
                                 -----------     -----------    -----------    -----------

Earnings before income taxes ..    2,723,796       4,341,276      1,452,936      1,461,172

Income tax provision ..........    1,249,000       1,758,000        705,000        598,000
                                 -----------    ------------    -----------    -----------

Net Earnings ..................  $ 1,474,796     $ 2,583,276    $   747,936    $   863,172
                                 ===========     ===========    ===========    ===========

Basic Earnings Per Share ......         $.40            $.70           $.20           $.23
                                 ===========     ===========    ===========    ===========

Diluted Earnings Per Share ....         $.40            $.68           $.20           $.22
                                 ===========     ===========    ===========    ===========
Weighted average shares used in
   computing basic earnings per
   share ......................    3,658,382       3,670,015      3,669,490      3,679,832
                                 ===========     ===========    ===========    ===========
Weighted average shares used in
   computing diluted earnings
   per share ..................    3,708,906       3,814,804      3,675,038      3,842,129
                                 ===========     ===========    ===========    ===========

Dividend per Common Share .....      NONE            NONE           NONE           NONE
                                 ===========     ===========    ===========    ===========

The attached notes are made a part hereof.


                                                                         3 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                    (Note A)

                                                   August 30,
                                                      1998
                                                  (Derived from
                                      May 30,        Audited          May 31,
                                       1999         Financial          1998
A S S E T S                        (Unaudited)     Statements)     (Unaudited)
-----------                        ------------    ------------    ------------

Current Assets:
   Cash and cash equivalents ..... $ 6,525,042     $ 8,678,053     $ 1,827,699

   Held to maturity investments
      (at cost) ..................  14,513,822      14,593,225      18,028,507

   Accounts receivable (less
      allowance for doubtful accounts
      of $1,665,000 on May 30,
      1999, $1,350,000 on August 30,
      1998, and $1,791,000 on
      May 31, 1998) ..............  18,134,884      18,003,495      18,508,161

   Inventories (Note B) ..........  15,223,419      16,015,819      19,980,668

   Prepaid and refundable income
      taxes ......................     -0-             -0-             255,000

   Prepaid expenses and other
     current assets ..............   1,528,216       1,289,839       1,413,091

   Deferred income taxes .........   1,706,000       1,935,000       1,419,500
                                   -----------     -----------     -----------
   Total Current Assets .......... $57,631,383     $60,515,431     $61,432,626

Property, plant and equipment
   (at cost, less accumulated
   depreciation and amortization of
   $8,904,321 on May 30,
   1999, $7,538,169 on August 30,
   1998, and $7,603,173 on
   May 31, 1998) .................   9,281,224       9,159,596       8,553,478

Property and plant leased to others
   (Note H) ......................     -0-           1,737,052       1,775,092
Property, plant, & equipment held
   for sale (Notes H & I) ........   1,674,332       1,352,319       1,877,319
Other assets .....................   3,284,994       3,119,732       2,970,487
                                   -----------     -----------     -----------
      T O T A L .................. $71,871,933     $75,884,130     $76,609,002
                                   ===========     ===========     ===========
The attached notes are made a part hereof.


                                                                         4 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                    (Note A)

                                                   August 30,
                                                      1998
                                                  (Derived from
                                      May 30,        Audited          May 31,
                                       1999         Financial          1998
L I A B I L I T I E S              (Unaudited)     Statements)     (Unaudited)
---------------------              ------------    ------------    ------------
Current Liabilities:
   Current portion of notes payable
      insurance company (Note D) . $ 2,850,000     $ 2,850,000     $ 2,850,000
   Accounts payable ..............   3,673,386       4,608,507       6,192,913
   Accrued expenses and taxes ....   1,946,008       3,298,883       2,270,901
   Income taxes payable ..........     442,000          59,000         153,000
                                   -----------     -----------     -----------
   Total Current Liabilities ..... $ 8,911,394     $10,816,390     $11,466,814

Notes payable - insurance
   company (Note D) ..............  14,300,000      17,150,000      17,150,000
Deferred income taxes ............     288,000         288,000         550,000
Other liabilities ................     427,249         556,249         538,249
                                   -----------     -----------     -----------
   Total Liabilities ............. $23,926,643     $28,810,639     $29,705,063
Commitments and contingencies      -----------     -----------     -----------
   (Notes B and C)

S T O C K H O L D E R S '  E Q U I T Y
--------------------------------------
Common stock: (Notes E & F)
   Class A - $.50 par value
      authorized 4,000,000 shares,
      issued 2,290,656 shares at
      May 30, 1999, 2,237,656
      shares at August 30, 1998
      and 2,236,356 shares at
      May 31, 1998 ...............   1,145,328       1,118,828       1,118,178
   Class B - $.50 par value
      authorized 4,000,000 shares,
      issued 1,444,451 shares at
      May 30, 1999, 1,447,451
      shares at August 30, 1998
      and 1,448,751 shares at
      May 31, 1998 ...............     722,226         723,726         724,376
Additional paid-in capital .......   9,399,561       9,274,561       9,274,561
Retained earnings ................  37,431,172      35,956,376      35,786,824
Treasury stock at cost
   120,892 shares (Note J) .......    (752,997)        -0-             -0-
                                   -----------     -----------     -----------
   Total Stockholders' Equity .... $47,945,290     $47,073,491     $46,903,939
                                   -----------     -----------     -----------
      T O T A L .................. $71,871,933     $75,884,130     $76,609,002
                                   ===========     ===========     ===========
The attached notes are made a part hereof.


                                                                         5 of 18

                              CONCORD FABRICS INC.

                       CONSOLIDATED STATEMENTS OF CHANGES

                             IN STOCKHOLDERS' EQUITY

                  Class A Common Stock  Class B Common Stock Additional Retained  Total
                    Number     Dollar    Number     Dollar    Paid-in   Earnings  Stockhold-
                   of Shares   Value    of Shares   Value     Capital             ers' Equity
                   -------------------- ------------------ ---------- ----------- -----------
September 1, 1996  2,146,956 $1,073,478 1,509,401 $754,701 $9,166,123 $29,844,823 $40,839,125

Net Earnings                                                            3,358,725   3,358,725

Conversion from
   Class B shares
   to Class A
   shares             53,300     26,650   (53,300) (26,650)

Exercise of stock
   options             8,750      4,375                        25,938                  30,313
                   -------------------- ------------------ ---------- ----------- -----------
August 31, 1997    2,209,006  1,104,503 1,456,101  728,051  9,192,061  33,203,548  44,228,163

Net Earnings                                                            2,752,828   2,752,828

Conversion from
   Class B shares
   to Class A
   shares              8,650      4,325    (8,650)  (4,325)
Exercise of stock
   options            20,000     10,000                        82,500                  92,500
                   -------------------- ------------------ ---------- ----------- -----------
August 30, 1998    2,237,656  1,118,828 1,447,451  723,726  9,274,561  35,956,376  47,073,491

Net Earnings                                                            1,474,796   1,474,796

Conversion from
   Class B shares
   to Class A
   shares              3,000      1,500    (3,000)  (1,500)
Exercise of stock
   options            50,000     25,000                       125,000                 150,000
                   -------------------- ------------------ ---------- ----------- -----------
Balance            2,290,656 $1,145,328 1,444,451 $722,226 $9,399,561 $37,431,172 $48,698,287
                   -------------------- ------------------ ---------- -----------
Less purchase of Treasury Stock
   in Fiscal 1999                                                                    (752,997)
                                                                                  -----------
May 30, 1999                                                                      $47,945,290
                                                                                  ===========

The data reflecting Changes in Stockholders' Equity for the period August 30, 1998 to May 30, 1999 is unaudited.

The attached notes are made a part hereof.


                                                                         6 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                    (Note A)

                                                        For the Thirty-Nine Weeks Ended
                                                       --------------------------------
                                                         May 30,             May 31,
                                                           1999                1998
Cash flows from operating activities:                  ------------        ------------
   Net earnings ....................................   $ 1,474,796         $ 2,583,276
      Adjustments to reconcile net earnings to net
        cash provided by operating activities:
         Depreciation and amortization .............     1,257,716           1,217,124
         Deferred income tax .......................       229,000             353,500
         Provision for doubtful accounts ...........       344,997             438,649
         Loss on sale of Washington Plant ..........        86,849             -0-

         Changes in assets:
            Decrease (increase) in:
               Accounts receivable .................      (476,386)          2,365,167
               Inventories .........................       792,400          (7,076,766)
               Prepaid expenses and other
                 current assets ....................      (238,377)              3,748
               Other assets ........................       129,433             234,658
         Changes in liabilities:
            Increase (decrease) in:
               Accounts payable ....................      (935,121)          1,899,706
               Accrued expenses and taxes ..........    (1,352,875)         (1,207,586)
               Income taxes payable ................       383,000             153,000
               Other liabilities ...................      (129,000)             54,000
                                                       ------------        ------------
   Net cash provided by operating activities:            1,566,432           1,018,476
                                                       ------------        ------------

Cash flows from investing activity:
   Proceeds from sales of held to maturity
      securities ...................................    26,628,149          15,522,758
   Purchases of held to maturity securities ........   (26,548,746)        (20,028,507)
   Purchases of property, plant, and equipment .....    (1,328,624)         (2,218,222)
   Proceeds from sale of machinery and equipment ...        71,950              59,650
   Net proceeds from the sale of the Washington Plant    1,205,520             -0-
   Purchase of assets of an United Kingdom business       (294,695)            -0-
                                                       ------------        ------------
Net cash (used in) investing activities ............      (266,446)         (6,664,321)
                                                       ------------        ------------
Cash flows from financing activities:
   Scheduled payment of notes payable - insurance co.   (2,850,000)            -0-
   Issuance of common stock (stock options exercised)      150,000              92,500
   Repurchase of Class A Common Stock at cost ......      (752,997)            -0-
                                                       ------------        ------------
Net cash (used in) provided by financing activities     (3,452,997)             92,500

NET (DECREASE) IN CASH AND CASH EQUIVALENTS ........    (2,153,011)         (5,553,345)
                                                       ------------        ------------
Cash and cash equivalents - beginning of period ....     8,678,053           7,381,044
                                                       ------------        ------------
CASH AND CASH EQUIVALENTS - END OF PERIOD ..........   $ 6,525,042         $ 1,827,699
                                                       ============        ============

The attached notes are made a part hereof.


                                                                         7 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                    (Note A)

                                                                              Continued

                                                        For the Thirty-Nine Weeks Ended
                                                       --------------------------------
                                                         May 30,             May 31,
                                                           1999                1998
                                                       ------------        ------------
Supplemental Information:
Cash Paid for:
     Interest ......................................     1,729,332           1,832,000
     Income taxes ..................................       792,000           1,515,500

The attached notes are made a part hereof.


                                                                         8 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                               NOTES TO FORM 10-Q

                               AS AT May 30, 1999

                                   (Unaudited)

Note A

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the thirty-nine weeks ended May 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending August 29, 1999. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report to shareholders and Form 10-K for the fiscal year ended August 30, 1998.

Note B - Inventories:

Inventories are summarized by as follows:

                          May 30,        August 30,        May 31,
                           1999             1998            1998
                       ------------     -----------     ------------
Finished goods......... $ 8,727,829     $ 8,844,722      $ 9,658,672
Work-in-process........   2,665,046       2,596,291        4,622,406
Greige goods and yarn..   3,830,544       4,574,806        5,699,590
                       ------------     -----------     ------------
   Total............... $15,223,419     $16,015,819      $19,980,668
                       ============     ===========     ============

The foregoing inventory amounts at May 30, 1999 and May 31, 1998 were derived from perpetual inventory records maintained by the Company.

At May 30, 1999, the Company had outstanding commitments to purchase greige goods aggregating $200,000.

Note C - Notes Payable - Banks:

At May 30, 1999, the Company was free of bank debt and had total unused bank lines of credit aggregating $20,000,000.

The Company had approximately $461,000 of letters of credit for the purchase of finished goods outstanding as at May 30, 1999.

Note D - Notes Payable - Insurance Company:

On November 30, 1994, the Company obtained a $20,000,000 loan from John.


                                                                         9 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                               NOTES TO FORM 10-Q

                               AS AT MAY 30, 1999

                                   (Unaudited)

                                                           Continued

Hancock Mutual Life Insurance Company. This unsecured loan bears interest at 9.31% a per annum and is repayable in seven equal annual installments commencing on November 30, 1998. The first annual installment of $2,850,000 was paid on November 30, 1998.

The loan agreement requires maintenance of certain financial ratios and maintenance of tangible net worth of approximately $40,429,000. The agreement also prohibits the pledging of assets and restricts dividends and redemptions of capital stock to $3,000,000 plus 50% of net earnings subsequent to August 28, 1994; the cumulative amount available for such payments aggregated approximately $5,827,000 at May 30, 1999.

Note E - Common Stock:

The Class A and Class B shares principally differ as follows:

(1) The Class A shares have a 15% dividend preference and a 10% liquidation preference with respect to the Class B shares.

(2) Holders of Class A shares are entitled to one vote a share whereas holders of Class B shares are entitled to ten votes a share.

(3) Holders of Class A shares voting as a separate class are entitled to elect 25% of the Company's directors and holders of Class A shares and Class B shares voting together are entitled to elect the remaining directors.

(4) Class B shares are convertible into Class A shares on the basis of one share of Class A shares for each share of Class B shares; Class A shares have no conversion rights.

Note F - Stock Options:

Pursuant to an Incentive Program adopted on January 10, 1989, and amended on December 4, 1996, awards (as defined) may be granted to key employees and directors of the Company up to a maximum of 500,000 shares of the Company's Class A common stock.

On January 9, 1996, options to purchase an aggregate of 200,000 shares of the Company's Class A common stock at $4.625 a share (fair market value at such


                                                                        10 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                               NOTES TO FORM 10-Q

                               AS AT MAY 30, 1999

                                   (Unaudited)

                                                           Continued

date) were granted to two employees. The options are exercisable in four annual installments commencing January 9, 1997 and expire ten years from the date of the grant.

On January 9, 1996 options to purchase 5,000 shares of the Company's Class A common stock at $4.625 (fair market value at such date) were granted to two outside directors. On September 2, 1996, options to purchase an additional 5,000 shares of the Company's Class A common stock at $6.625 (fair market value at such date) were granted to those directors.

On January 14, 1997, the Company granted an option to the Chairman of the Board of Directors to purchase an aggregate of 70,000 shares of the Company's Class A common stock at $7.0125 a share (110% of the fair market value at such date). This option is exercisable in five annual installments commencing January 14, 1998, and expires five years from the date of grant; the Chairman was also granted an option to purchase 30,000 shares of the Company's Class A common stock at $6.375 a share. This option is exercisable in five annual installments commencing January 14, 1998 and expires ten years from the date of grant.

On January 13, 1998 options to purchase 7,500 shares of the Company's Class A common stock at $8.875 (fair market value at such date) were granted to three outside directors. The options are exercisable January 13, 1999 and expire five years from the date of grant.

On November 10, 1998 options to purchase 30,000 shares of the Company's Class A common stock at $6.50 (fair market value at such date) were granted to three outside directors (10,000 shares each). The options are exercisable over a four year period commencing November 10, 1999 at 25% per year and expire five years from the date of grant.

The Company accounts for equity - based awards granted to employees and directors under APB Opinion No. 25 under which no compensation cost has been recognized for stock options granted at fair market value. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the decrease in the Company's net earnings and net earnings per share would have not been material.

Note G - Earnings Per Share:

In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and


                                                                        11 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                               NOTES TO FORM 10-Q

                               AS AT MAY 30, 1999

                                   (Unaudited)

                                                           Continued

fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the period under the Company stock option Incentive Program (Note F). All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS No. 128 requirements.

Note H - Chino, California Facility:

In February 1994, the Company leased the land and building at its Chino, California facility for a five year period at an annual net rental of $297,000; the lessee was also granted the option to purchase the land and building during the lease period for $2,900,000. In the first quarter of fiscal 1999 the lessee chose not to exercise its purchase option and the Company put the property up for sale. The property has been reclassified from property and plant leased to others to property, plant, and equipment held for sale. The estimated market value of this asset exceeds its book value which at May 30, 1999 was $1,674,000.

Note I - Washington, Georgia Facility:

In the fourth quarter of fiscal 1995 the Company decided to dispose of its Washington, Georgia dyeing and finishing plant and had been actively searching for a buyer; manufacturing operations ceased October 6, 1995. At such time, the Company reclassified the facility to property, plant and equipment held for sale and estimated the net realizable value of the facility and accrued expenses for an estimated disposition period.

In fiscal 1998, the Company reevaluated the facility and, in that connection, recorded a charge of $500,000 reflecting the estimated impairment in value.

On March 9, 1999, the Company sold the Washington plant and equipment for $1,340,000 cash. The sale resulted in a loss of $86,849.


                                                                        12 of 18

                      CONCORD FABRICS INC. AND SUBSIDIARIES

                               NOTES TO FORM 10-Q

                               AS AT MAY 30, 1999

                                   (Unaudited)

                                                           Continued

Note J - Stock Repurchase:

In September, 1998, the Company's Board of Directors authorized the repurchase of up to 300,000 shares of the Company's common stock. The repurchases were to be made at the discretion of Concord's management depending upon financial and market conditions and in accordance with rules provided by the Securities and Exchange Commission and the American Stock Exchange. At May 30, 1999, 120,892 shares had been repurchased at an average cost of $6.23 per share and are recorded in the Stockholders' Equity section of the Balance Sheet as Treasury Stock.

Note K - Concord Fabrics (UK) Limited:

Concord Fabrics (UK) Limited, a wholly owned subsidiary of Concord Fabrics Inc. was incorporated on February 19, 1999. It acquired inventory and other assets of an United Kingdom business for $294,695. The transaction closed March 31, 1999 and will not have a material impact on the Company's Balance Sheet or its results of operations for fiscal 1999.


                                                                        13 of 18

      The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depository at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                   CHASEMELLON
                            SHAREHOLDER SERVICES, LLC

                           --------------------------

                     Facsimile Transmission: (201) 296-4293
                        (For Eligible Institutions Only)

                   Confirmation Facsimile Only: (201) 296-4860

                            ------------------------

         By Mail:            By Overnight Delivery:           By Hand:
         --------            ----------------------           --------
 ChaseMellon Shareholder     ChaseMellon Shareholder   ChaseMellon Shareholder
     Services, L.L.C.           Services, L.L.C.          Services, L.L.C.
   Post Office Box 3301     85 Challenger Road-Mail   120 Broadway, 13th Floor
South Hackensack, NJ 07606         Drop-Reorg            New York, NY 10271
   Attn: Reorganization    Ridgefield Park, NJ 07660    Attn: Reorganization
        Department            Attn: Reorganization           Department
                                   Department

      Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 40 Wall Street
                                   46th Floor
                               New York, NY 10005

                                       or

                CALL TOLL FREE: (800) 937-5449 or (212) 936-5100

                      The Dealer Manager for the Offer is:

                        FIRST UNION CAPITAL MARKETS CORP.
                              901 East Byrd Street
                                   3rd Floor
                               Richmond, VA 23219